EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated July 14, 2006

Between

JPMORGAN CHASE BANK, N.A.,

as the Buyer

and

FIELDSTONE INVESTMENT CORPORATION,

as a Seller

and

FIELDSTONE MORTGAGE COMPANY,

as a Seller

TABLE OF CONTENTS

Page

SECTION 1.
SECTION 2.
SECTION 3.
SECTION 4.
SECTION 5.
SECTION 6.
SECTION 7.
SECTION 8.
SECTION 9.
SECTION 10.
SECTION 11.
SECTION 12.
SECTION 13.
SECTION 13.01.
SECTION 13.02.
SECTION 14.
SECTION 15.
SECTION 16.
SECTION 17.
SECTION 18.
SECTION 19.
SECTION 20.
SECTION 21.
SECTION 22.
SECTION 23.
SECTION 24.
SECTION 25.
SECTION 26.
SECTION 27.
SECTION 28.
SECTION 29.
SECTION 30.
SECTION 31.
SECTION 32.
SECTION 33.
SECTION 34.
APPLICABILITY
DEFINITIONS
INITIATION; TERMINATION
MARGIN AMOUNT MAINTENANCE
INCOME PAYMENTS
REQUIREMENTS OF LAW
TAXES
SECURITY INTEREST
PAYMENT, TRANSFER AND CUSTODY
HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS
REPRESENTATIONS
COVENANTS OF THE SELLERS
EVENTS OF DEFAULT; TERMINATION EVENT
EVENTS OF DEFAULT
TERMINATION EVENT
REMEDIES
INDEMNIFICATION AND EXPENSES
SERVICING
RECORDING OF COMMUNICATIONS
SINGLE AGREEMENT
SET-OFF
NOTICES AND OTHER COMMUNICATIONS
ENTIRE AGREEMENT; SEVERABILITY
NON-ASSIGNABILITY
TAX TREATMENT
TERMINABILITY
GOVERNING LAW
SUBMISSION TO JURISDICTION; WAIVERS
NO WAIVERS, ETC
NETTING
PERIODIC DUE DILIGENCE REVIEW
BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT
MISCELLANEOUS
CONFIDENTIALITY
INTENT
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

SECTION 35. SECTION 36. SECTION 37.	CONFLICTS AUTHORIZATIONS ACKNOWLEDGEMENT OF ANTI PREDATORY LENDING PRACTICES

SECTION 38. SECTION 39. SECTION 40.	GENERAL INTERPRETIVE PRINCIPLES JOINT AND SEVERAL COMMITMENT FEE

SCHEDULE 1	REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

SCHEDULE 2 EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D EXHIBIT E EXHIBIT F EXHIBIT G EXHIBIT H EXHIBIT I EXHIBIT J EXHIBIT K EXHIBIT L EXHIBIT M EXHIBIT N EXHIBIT O	AUTHORIZED REPRESENTATIVES
FORM OF TRANSACTION REQUEST
FORM OF OPINION OF COUNSEL
SELLERS’ TAX IDENTIFICATION NUMBERS
EXISTING INDEBTEDNESS
UNDERWRITING GUIDELINES
CERTIFICATE OF AN OFFICER OF THE SELLER
SUBORDINATION AGREEMENT
FORM OF SECTION 7 CERTIFICATE
FINANCIAL COMPLIANCE CERTIFICATE
MORTGAGE LOAN SCHEDULE FIELDS
PURCHASED MORTGAGE LOAN REPORT
APPROVED TAKEOUT INVESTORS
FORM OF REPURCHASE NOTICE
FORM OF SERVICER NOTICE
ASSIGNMENT AND ASSUMPTION

MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of July 14, 2006, between FIELDSTONE INVESTMENT CORPORATION, a Maryland corporation (“FIC” and a “Seller”), FIELDSTONE MORTGAGE COMPANY, a Maryland corporation, (“FMC”, and collectively with FIC, the “Sellers”) and JPMORGAN CHASE BANK, N.A., a banking association organized under the laws of the United States (the “Buyer”).

Section 1. Applicability. From time to time the parties hereto shall enter into transactions in which the Sellers agree to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the Sellers such Mortgage Loans at a date certain not later than the Termination Date. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing.

Section 2. Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa).

“40/30 Mortgage Loan” shall mean a Mortgage Loan which has an original term to maturity of not more than thirty years from commencement of amortization, with a balloon payment in year thirty based upon a forty year amortization schedule.

“30/15 Mortgage Loan” shall mean a Mortgage Loan which has an original term to maturity of not more than fifteen years from commencement of amortization, with a balloon payment in year fifteen based upon a thirty year amortization schedule.

“Acceptable SPV” shall mean a Person which issues Structured Securities Debt.

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Additional Purchased Mortgage Loans” shall mean Mortgage Loans or cash provided by the Sellers to Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

“Adjusted Tangible Net Worth” shall mean for the Sellers, the amount that would, in conformity with GAAP, equal the stockholder’s equity included on the balance sheet of the Sellers and their Subsidiaries, plus any preferred stock not already included in the calculation of stockholder’s equity, plus any Indebtedness of the Sellers and their Subsidiaries that is fully subordinated to any obligations arising under this Repurchase Agreement, plus other comprehensive loss arising from the FASB 133, minus any intangibles or goodwill (as defined under GAAP), minus any advances between the Sellers and their Affiliates (other than consolidated subsidiaries or between FIC and FMC), minus any loans or advances to officers or directors of the Sellers (as reported under GAAP), minus other comprehensive income arising from FASB 133; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholder’s equity for fluctuation of the value of financial instruments as mandated under FASB 133 shall be excluded from the calculation of Adjusted Tangible Net Worth.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Mortgage Loan” shall mean a Mortgage Loan (other than a Repurchased Mortgage Loan) which has been subject to a Transaction hereunder for a period of greater than 120 days but not greater than 180 days.

“Agency” shall mean Freddie Mac or Fannie Mae, as applicable.

“Agency Approval” shall have the meaning set forth in Section 12(x) hereof.

“ALTA” shall mean the American Land Title Association or any successor in interest thereto.

“Alt-A Mortgage Loan” shall mean a Mortgage Loan originated in accordance with the criteria set forth in the Underwriting Guidelines, all of the proceeds of which (other than proceeds used to pay closing costs) were used to finance the acquisition of the Mortgaged Property, and which such Mortgage Loan has (a) a CLTV of 95% or less or (b) a Mortgagor with a FICO score of 600 or greater.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 11(ee) hereof.

“Appraisal” shall mean an Appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to any Seller as an unacceptable appraiser by an Agency, and who is experienced in estimating the value of property of that same type in the community where it is located, and who — unless approved by the Buyer on a case-by-case basis — is not a director, officer or employee of any Seller or any of their Affiliates, or related as a parent, sibling, child or first cousin to any Seller or any of their Affiliates’ respective directors or officers or any of their spouses, a signed copy of the written report of which Appraisal is in the possession of any Seller or the Servicer.

“Appraised Value” shall mean the value set forth in an Appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value”:

(a) Asset Value shall mean, with respect to each Eligible Mortgage Loan, the lesser of:

(i) (A)  other than with respect to any Mortgage Loan subject to (B), (C), (D), or (E) below, the applicable Purchase Price Percentage multiplied by the current outstanding principal balance of such Mortgage Loan;

(B) if such Mortgage Loan was originated by either Seller or an Affiliate thereof, the applicable Purchase Price Percentage multiplied by the outstanding principal balance of such Mortgage Loan at the time of origination;

(C) if such Mortgage Loan was directly or indirectly acquired by either Seller or an Affiliate thereof from a mortgage broker or a correspondent that is not an Affiliate of either Seller, the applicable Purchase Price Percentage multiplied by the purchase price paid for such Mortgage Loan by such Seller;

(D) if such Mortgage Loan is a Repurchased Mortgage Loan, the applicable Purchase Price Percentage multiplied by the lesser of such Mortgage Loan’s most recent BPO or Appraised Value, net of any senior lien; and

(ii) the applicable Purchase Price Percentage multiplied by the Market Value of such Mortgage Loan.

(b) Without limiting the generality of the foregoing, the Sellers acknowledge that the Asset Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if:

(i) such Purchased Mortgage Loan ceases to be an Eligible Mortgage Loan;

(ii) the Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Takeout Investor pursuant to a bailee letter) for a period in excess of 10 Business Days;

(iii) the Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement to a Takeout Investor pursuant to a bailee letter for a period in excess of 45 calendar days;

(iv) the Purchased Mortgage Loan has been subject to a Transaction for a period of greater than (a) 120 days with respect to Mortgage Loans other than Repurchased Mortgage Loans or Aged Mortgage Loans, (b) 180 days with respect to Aged Mortgage Loans (other than Repurchased Mortgage Loans) and (c) 365 days with respect to Repurchased Mortgage Loans;

(v) such Purchased Mortgage Loan is a Non-Performing Mortgage Loan (other than a Repurchased Mortgage Loan);

(vi) an Early Payment Default occurs with respect to such Purchased Mortgage Loan;

(vii) the Buyer has determined that the Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry;

(viii) the Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the related Mortgage File has not been received and certified by the Custodian by the seventh (7th) Business Day following the related Purchase Date (other than a Wet-Ink Mortgage Loan for which the related Mortgage File was received by the Custodian by the seventh (7th) Business Day following the related Purchase Date but was found by the Custodian to be deficient in some manner which, in the Custodian’s reasonable determination, represents a condition correctable by the Seller within ten (10) Business Days);

(ix) such Purchased Mortgage Loan has an origination date earlier than ninety (90) days prior to the related Purchase Date;

(x) such Purchased Mortgage Loan is a Repurchased Mortgage Loan for which an Appraisal or BPO has not been obtained within ninety (90) days following the respective Seller’s acquisition of such Repurchased Mortgage Loan;

(xi) such Purchased Mortgage Loan is a Conforming Mortgage Loan that is not subject to a Takeout Commitment or otherwise fully hedged by a committed forward sale of MBS (to be created from a pool of Conforming Mortgage Loans);

(xii) such Purchased Mortgage Loan is a Jumbo Mortgage Loan or Super Jumbo Mortgage Loan that is not subject to a Takeout Commitment on the Purchase Date, or subsequent to the Purchase Date, becomes no longer subject to a Takeout Commitment and remains not subject to a Takeout Commitment for more than ten (10) Business Days;

(xiii) the Mortgagor of such Purchased Mortgage Loan is an Affiliate, officer or director of any Seller or any Affiliate of any Seller;

(xiv) such Purchased Mortgage Loan is a Non-Owner Occupied Mortgage Loan or Alt-A Mortgage Loan, in either case, with a CLTV in excess of 95%;

(xv) such Purchased Mortgage Loan is a Repurchased Mortgage Loan for which it has become reasonably apparent to the relevant Seller that the prospects for collection of the related assets are materially impaired;

(xvi) such Purchased Mortgage Loan is a Repurchased Mortgage Loan for which the Buyer gives the relevant Seller written notice of Buyer’s determination that the prospects for payment are materially impaired and the relevant Seller is unable to furnish the Buyer, on or before fifteen (15) days after receipt of such notice, evidence reasonably sufficient to convince the Buyer that such prospects are not materially impaired;

(xvii) when such Purchased Mortgage Loan is added to all other Purchased Mortgage Loans, the weighted average FICO score of all Alt-A Mortgage Loans that are Purchased Mortgage Loans is less than 680; or

(xviii) such Purchased Mortgage Loan is a Repurchased Mortgage Loan for which the Mortgaged Property has been foreclosed upon or has been converted to REO Property.

(c) The aggregate Asset Value of all Mortgage Loans that are Wet-Ink Mortgage Loans during the first four (4) Business Days and the last four (4) Business Days of each calendar month shall not exceed 80% of the Maximum Committed Purchase Price.

(d) The aggregate Asset Value of all Mortgage Loans that are Wet-Ink Mortgage Loans during the fifth (5th), sixth (6th) and seventh (7th) Business Days of each calendar month shall not exceed 55% of the Maximum Committed Purchase Price.

(e) The aggregate Asset Value of all Mortgage Loans that are Wet-Ink Mortgage Loans other than during the first seven (7) Business Days and the last four (4) Business Days of each calendar month shall not exceed 45% of the of the Maximum Committed Purchase Price.

(f) The aggregate Asset Value of all Mortgage Loans that are Wet-Ink Mortgage Loans for which the related Mortgage File was received by the Custodian by the seventh (7th) Business Day following the related Purchase Date but was found by the Custodian to be deficient in some manner which, in the Custodian’s reasonable determination, represents a condition correctable by the Seller within ten (10) Business Days shall not exceed $5 million.

(g) The aggregate Asset Value of all Mortgage Loans that are Aged Mortgage Loans shall not exceed 5% of the Maximum Committed Purchase Price.

(h) The aggregate Asset Value of all Mortgage Loans that are Delinquent Mortgage Loans shall not exceed 5% of the Maximum Committed Purchase Price.

(i) The aggregate Asset Value of all Mortgage Loans that are Non-Owner Occupied Mortgage Loans shall not exceed 8% of the Maximum Committed Purchase Price.

(j) The aggregate Asset Value of all Mortgage Loans that are Jumbo Mortgage Loans and Super Jumbo Mortgage Loans, combined, shall not exceed 25% of the Maximum Committed Purchase Price.

(k) The aggregate Asset Value of all Mortgage Loans that are Super Jumbo Mortgage Loans shall not exceed 5% of the Maximum Committed Purchase Price.

(l) The aggregate Asset Value of all Mortgage Loans that are Second Lien Mortgage Loans shall not exceed 15% of the Maximum Committed Purchase Price.

(m) The aggregate Asset Value of all Mortgage Loans that are Townhouse or Condo Mortgage Loans, combined, shall not exceed 10% of the Maximum Committed Purchase Price.

(n) The aggregate Asset Value of all Mortgage Loans that are Subprime Mortgage Loans shall not exceed 65% of the Maximum Committed Purchase Price.

(o) The aggregate Asset Value of all Mortgage Loans that are Subprime Mortgage Loans with (i) a FICO score of less than 625 and (ii) an LTV greater than 90% shall not exceed 10% of the Maximum Committed Purchase Price.

(p) The aggregate Asset Value of all Mortgage Loans that are Subprime Mortgage Loans with a “C” credit grade under the Underwriting Guidelines shall not exceed 5% of the Maximum Committed Purchase Price.

(q) The aggregate Asset Value of all Mortgage Loans that are Repurchased Mortgage Loans shall not exceed 5% of the Maximum Committed Purchase Price.

“Assignment and Acceptance” shall have the meaning specified in Section 22 hereof.

“Authorized Representative” shall mean, for the purposes of this Repurchase Agreement only, an agent of the applicable party, as listed on Schedule 2 hereto, as such Schedule 2 may be amended from time to time.

“Available Borrowing Capacity” shall mean available and unused borrowing capacity which may be drawn upon by the Sellers on a next Business Day basis. Borrowing capacity shall not be deemed part of the Available Borrowing Capacity if any event or circumstance has occurred which would prevent the Sellers from drawing on the borrowing capacity or cause the related lender to have no obligation to make funds available.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“BPO” shall mean an opinion of the fair market value of a Mortgaged Property given by a licensed real estate agent or broker (who is not an employee or Affiliate of any Seller) which generally includes three comparable sales and three comparable listings.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the States of New York or Texas.

“Buyer” shall mean JPMorgan Chase Bank, N.A., its successors in interest and assigns, and with respect to Section 7, its participants.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean:

(a) with respect to FIC (a) any Person shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the 1934 Act except that for purposes of this definition, a Person shall not be deemed to have acquired beneficial ownership of securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person until such tendered securities are accepted for purchase or exchange), directly or indirectly, of either (i) Voting Stock of FIC (or other securities convertible into such Voting Stock) representing more than fifteen percent (15.0%) of the combined voting power of all Voting Stock of FIC or (ii) more than fifteen percent (15.0%) of the outstanding shares of any class or series of capital stock of FIC; or (b) any Person shall have succeeded in having so many of such Person’s nominees elected to the board of directors of FIC that such nominees, when added to any existing directors remaining on the board of directors of FIC after such election who were previously nominated by or are Affiliates of such Person, comprise a majority of the board of directors of FIC; or

(b) with respect to FMC, all of the capital stock of FMC is not owned by FIC or a wholly-owned Subsidiary of FIC.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account established by the Buyer, into which all Income shall be deposited upon an Event of Default.

“Combined Loan to Value Ratio or CLTV” shall mean, with respect to any Second Lien Mortgage Loan, the sum of (a) the original principal balance of such Mortgage Loan and (b) the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date.

“Commitment Fee” shall mean an amount equal to the product of (x) 0.125% per annum and (y) the Maximum Committed Purchase Price, payable in accordance with Section 40 hereof.

“Confidential Terms” shall have the meaning set forth in Section 32 hereof.

“Conforming Mortgage Loan” shall mean a first lien Mortgage Loan that conforms to the requirements of an Agency for securitization or cash purchase.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among the Sellers, Buyer and Custodian as the same may be amended from time to time.

“Custodian” shall mean Wells Fargo Bank, N.A. and any successor under the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Party” shall have the meaning set forth in Section 28(b) hereof.

“Delinquent Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for at least 30 days but no more than 59 days from the original Due Date for such Monthly Payment.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Costs” shall have the meaning set forth in Section 29 hereof.

“Due Diligence Review” shall mean the performance by Buyer or its designee of any or all of the reviews permitted under Section 29 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

“Early Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make any of the first three Monthly Payments due under the Mortgage Loan on or before its scheduled Due Date.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Sellers, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of One Billion Dollars ($1,000,000,000) or (b) a finance company, insurance company or other financial institution or fund, acceptable to the Buyer, that is regularly engaged in making, purchasing or investing in loans and has total assets in excess of One Billion Dollars ($1,000,000,000).

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning specified in Section 13 hereof.

“Event of ERISA Termination” shall mean, with respect to any Seller, mean (i) with respect to any Plan, a Reportable Event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (ii) the withdrawal of such Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by such Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if such Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by such Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for such Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Event of Insolvency” shall mean, for any Person:

(a) that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b) that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not have been dismissed within sixty (60) days of its filing; or

(d) the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar Requirement of Law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person or any Affiliate shall become insolvent; or

(f) if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Excluded Taxes” shall have the meaning specified in Section 7(f) hereof.

“Expenses” shall mean all present and future expenses incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“FDIA” shall have the meaning set forth in Section 33(c) hereof.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Loan” shall mean a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” shall mean the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO” shall mean Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud.

“Financial Statements” shall mean the consolidated financial statements of the Sellers prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by Deloitte & Touche LLP or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

“Fitch” shall mean Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“Free Adjusted Balances Equivalent” shall mean, for each day of each calendar month (whether a whole or partial month), the lesser of:

(a) the sum of (x) the daily average of the collected balances in all demand deposit accounts and non-interest bearing money market accounts maintained by Sellers (or maintained by an Affiliate of a Seller at such Seller’s request) with Buyer during that month (although no Seller nor any of their Affiliates shall have any obligation whatsoever to maintain any deposits with Buyer) less all amounts required and applied (or to be applied) (i) to satisfy reserve and deposit insurance requirements allocable to that month and (ii) to compensate Buyer for (1) services rendered to any Seller or any of their Affiliates for that month if and to the extent, if any, that such services are not separately billed and paid for, or (2) any agreed reductions for that month in interest, fees and other normal banking charges other than interest and fees that are part of the Obligations to Buyer, with each element calculated in accordance with Buyer’s system of allocating reserve and deposit insurance requirements, charges for services and reductions in other normal banking charges, and as that system may be changed from time to time without notice plus (y) unless the subject calendar month is January (carryovers from one calendar year to the next are not permitted), an amount equal to such adjusted daily average collected balances for the immediately preceding calendar month (including any similarly unapplied adjusted balances carried over from a prior month or months) not applied to compensate Buyer for such services or agreed reductions incurred in such prior month; and

(b) the daily average outstanding Purchase Price owed to Buyer of all Transactions outstanding during that month.

Buyer’s determination of the Free Adjusted Balances Equivalent for any month shall be conclusive, absent manifest error.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Gross Margin” shall mean, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index on each Interest Rate Adjustment Date in order to determine the related Mortgage Interest Rate for such Mortgage Loan.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“High Purchase Price Mortgage Loan” shall mean a Purchased Mortgage Loan designated as a High Purchase Price Mortgage Loan by a Seller in accordance with Section 3.

“HUD” shall mean the Department of Housing and Urban Development.

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

“Indebtedness” shall mean, for any Person, such Person’s: (a) obligations for borrowed money; (b) obligations representing the deferred purchase price of Property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade; (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person; (d) obligations that are evidenced by notes, acceptances, or other instruments; (e) obligations under repurchase agreements, sale/buy-back agreements or like arrangements; (f) obligations (contingent or otherwise) of such Person in respect of letters of credit for the account of such Person; and (g) Capital Lease Obligations.

“Indemnified Party” shall have the meaning specified in Section 15 hereof.

“Index” shall mean, with respect to each adjustable rate Mortgage Loan, the index as provided in the related Mortgage Note.

“Interest Rate Adjustment Date” shall mean the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of US Treasury Securities, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller in accordance with the Seller’s hedging policies and procedures.

“Jumbo Mortgage Loan” shall mean a first lien Mortgage Loan with a principal balance greater than the maximum balance permitted by the Agencies but not more than $1,000,000, that, except with respect to the original principal balance thereof, conforms to the requirements for a Conforming Mortgage Loan.

“Late Payment Fee” shall have the meaning specified in Section 5(a) hereof.

“LIBOR Rate” shall mean, for any day, the rate of interest per annum that is equal to the rate per annum determined by Buyer to be the average of the interest rates available to it in accordance with the then-existing practices in the interbank market in London, England at approximately 11:00 a.m. London time, as set forth on Telerate Page 3756, for that day for the offering to Buyer by leading dealers in such interbank market for delivery on that day of one (1) month U.S. dollar deposits of One Million Dollars ($1,000,000); provided that if for any reason Buyer cannot determine such rate for any day, then LIBOR Rate for that day shall be the rate of interest per annum that is equal to the arithmetic mean of the rates appearing on the Bloomberg British Bankers Association LIBOR page as of 11:00 a.m., London time, on that date for the offering by such institutions as are named therein to prime banks in the Eurodollar interbank market in London, England, for delivery on that day of one (1) month U.S. dollar deposits of One Million Dollars ($1,000,000).

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan Loss Reserve” shall mean such reasonable reserve against future provisions for loan losses on the Sellers’ respective investments in Mortgage Loans as such Seller’s management shall establish, as such management may adjust such reserve from time to time.

“Loan to Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of (x) the original outstanding principal amount(s) of the Mortgage Loan to (y) the fair market value of the Mortgaged Property securing it, as such value is shown in the most recent Appraisal or the most recent BPO (whichever is less) or (if such Mortgage Loan is covered by a Takeout Commitment) otherwise determined in accordance with the relevant Takeout Investor’s underwriting requirements or guidelines.

“Low Purchase Price Mortgage Loan” shall mean a Purchased Mortgage Loan designated as a Low Purchase Price Mortgage Loan by a Seller in accordance with Section 3.

“Margin Deficit” shall have the meaning specified in Section 4(a).

“Margin Excess” shall have the meaning specified in Section 4(d).

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its sole discretion. The Market Value of any Purchased Mortgage Loan will be determined by the Buyer in its sole good faith discretion, taking into account customary factors such as market conditions, interest rates and other factors deemed appropriate by the Buyer including to the extent applicable, any Takeout Commitment related to a Purchased Mortgage Loan.

“Mark-to-Market” shall have the meaning specified in Section 4(a) hereof.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of any Seller or any of their Affiliates, taken as a whole, (b) the ability of any Seller or any of their Affiliates to perform its obligations under any of the Repurchase Documents to which it is a party, or (c) the legality, validity or enforceability of any of the Repurchase Documents.

“Maximum Committed Purchase Price” shall mean $150,000,000.

“MBS” shall mean collateralized mortgage obligations and other mortgage-backed securities.

“Medium Purchase Price Mortgage Loan” shall mean a Purchased Mortgage Loan designated as a Medium Purchase Price Mortgage Loan by Seller in accordance with Section 3.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Mortgage Loan” shall mean any Purchased Mortgage Loan registered with MERS on the MERS System.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” shall mean the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, deed of trust, deed to secure debt, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit C to the Custodial Agreement.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” shall mean, with respect to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate which shall be as permitted in accordance with the provisions of the related Mortgage Note.

“Mortgage Loan” shall mean any first or second lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law or local (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) is a High Cost Mortgage Loan.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by a Seller and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit J attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer.

“Mortgage Loan Schedule and Exception Report” shall have the meaning set forth in the Custodial Agreement.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by any Seller or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Negative Amortization Mortgage Loan” shall mean a Mortgage Loan whose Mortgage Note provides for accrued interest to be added to the outstanding principal balance to negatively amortize such outstanding principal balance.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Nondefaulting Party” shall have the meaning set forth in Section 28(b) hereof.

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Non-Exempt Buyer” shall have the meaning specified in Section 7(f) hereof.

“Non-Owner Occupied Mortgage Loan” shall mean a Mortgage Loan whereby the Mortgagor does not occupy the related Mortgaged Property as its primary residence.

“Non-Performing Mortgage Loan” shall mean (a) any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for more than 60 days from the original Due Date for such Monthly Payment; (b) any Mortgage Loan with respect to which the related Mortgagor is in bankruptcy or (c) any Mortgage Loan with respect to which the related Mortgaged Property is in foreclosure.

“Obligations” shall mean any amounts due and payable by the Sellers to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents.

“OFAC” shall have the meaning set forth in Section 11(ff) hereof.

“Operating Account” shall mean the account referred to in Section 9(b) hereof.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Payment Account” shall mean each of the Seller’s non-interest bearing demand checking accounts no. 00113327531 (for FIC) and 00100376798 (for FMC) to be maintained with Buyer and to be used for (a) the Buyer’s deposits of the Purchase Price to the Sellers and payments constituting the proceeds of principal from any Purchased Mortgage Loan (other than regular principal and interest payments on the Purchased Mortgage Loan); (b) the Buyer’s deposits of principal and interest payments for the Repurchase Price received from a Seller or for a Seller’s account and (c) only if and when (i) no Default has occurred unless it has been either cured by the Seller or waived in writing by the Buyer and (ii) no Event of Default has occurred unless the Buyer has declared in writing that it has been cured or waived, the Buyer’s transfer to the Operating Account of (x) the Purchase Price and (y) proceeds from a Takeout Investor in excess of the Purchase Price. The Payment Account is (and shall continuously be) part of the Repurchase Assets. The Payment Account shall be subject to setoff by the Buyer. The Payment Account shall be a controlled account from which the Sellers shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of a designee of the Buyer, although under the circumstances described in clause (c) of the first sentence of this definition and subject to the conditions specified in that clause, the Buyer shall use diligent and reasonable efforts to cause proceeds from a Takeout Investor in excess of the Purchase Price that are received as therein described and that are deposited to the Payment Account before 3:00 p.m. (Central Time) on a Business Day to be transferred to the Operating Account.

“Payment Date” shall mean the fifteenth (15) day of each month, or if such date is not a Business Day, the prior Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” shall have the meaning specified in Section 5(a).

“Permitted Guaranties” shall mean (a) mortgage repurchase and warehouse facilities whereby the Sellers are jointly and severally liable thereunder; (b) mortgage repurchase and warehouse facilities, performance guaranties related to mortgage loan sale or purchase agreements, leases and third party vendor agreements whereby FIC guarantees the obligations of FMC thereunder; and (c) obligations of the Sellers pursuant to surety bonds required in connection with state licensing of branch offices.

“Permitted Liens” shall mean, with respect to any Mortgaged Property, (i) liens of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the Seller and which does not adversely affect the appraised value of the Mortgaged Property, (iii) in the case of a Mortgaged Property that is a condominium or an individual unit in a planned unit development, liens for common charges permitted by statues, (iv) other matters to which like properties are commonly subject, which do not, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

“Permitted Securitization” shall mean any transaction or series of related transactions for the sale or financing of Mortgage Loans pursuant to which the Mortgage Loans are held by or transferred to a Special Purpose Entity, without recourse against either Seller or its Subsidiaries or any assets or properties of such Seller or such Subsidiaries for payment of any obligation incurred in connection with such sale or financing (other than (a) recourse against the Mortgage Loans held as security by or transferred to the special purpose entity, (b) recourse against either Seller or its Subsidiaries for liabilities arising out of the breach of customary sales representations and warranties made in connection with such securitization that are typical for securitizations of the type contemplated and (c) recourse against either Seller or its Subsidiaries arising out of liabilities under interest rate hedging agreements entered into by such Seller or its Subsidiaries to hedge interest rate risks with respect to mortgage loans owned by such Seller or its Subsidiaries), where such transaction or transactions would not violate or be inconsistent with any statute, law, rule, regulation, judgment, order or decree applicable to such Seller, any of its Subsidiaries or any of their respective properties or assets (including any thereof respecting fraudulent transfers or conveyances set forth in any applicable laws of any jurisdiction respecting the bankruptcy or insolvency of debtors).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Repurchase Agreement with respect to certain Mortgage Loans.

“Post-Default Rate” shall mean a rate equal to the sum of (A) the Pricing Rate and (B) three percent (3.00%).

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by the Sellers to Buyer with respect to such Transaction).

“Pricing Rate” shall mean:

(a) with respect to Transactions up to and including the Free Adjusted Balances Equivalent, a rate per annum equal to the Pricing Spread; and

(b) with respect to Transactions exceeding the Free Adjusted Balances Equivalent, a rate per annum equal to the sum of: (i) the LIBOR Rate plus (ii) the applicable Pricing Spread.

Each calculation by the Buyer of the amount of the Pricing Rate shall be conclusive absent manifest error.

“Pricing Spread” shall mean, so long as no Event of Default has occurred and is then continuing:

(a) with respect to Transactions up to and including the Free Adjusted Balances Equivalent:

(i) the subject of which are High Purchase Price Mortgage Loans (other than Second Lien Mortgage Loans, Delinquent Mortgage Loans or Repurchased Mortgage Loans), 0.85%;

(ii) the subject of which are Medium Purchase Price Mortgage Loans (other than Second Lien Mortgage Loans, Delinquent Mortgage Loans or Repurchased Mortgage Loans), 0.80%;

(iii) the subject of which are Low Purchase Price Mortgage Loans (other than Second Lien Mortgage Loans, Delinquent Mortgage Loans or Repurchased Mortgage Loans), 0.75%;

(iv) the subject of which are Second Lien Mortgage Loans (other than Delinquent Mortgage Loans or Repurchased Mortgage Loans), 0.95%;

(v) the subject of which are Delinquent Mortgage Loans or Repurchased Mortgage Loans, 0.95%.

(b) with respect to all other Transactions:

(i) the subject of which are High Purchase Price Mortgage Loans (other than Second Lien Mortgage Loans, Delinquent Mortgage Loans or Repurchased Mortgage Loans), 0.85%;

(ii) the subject of which are Medium Purchase Price Mortgage Loans (other than Second Lien Mortgage Loans, Delinquent Mortgage Loans or Repurchased Mortgage Loans), 0.80%;

(iii) the subject of which are Low Purchase Price Mortgage Loans (other than Second Lien Mortgage Loans, Delinquent Mortgage Loans or Repurchased Mortgage Loans), 0.75%;

(iv) the subject of which are Second Lien Mortgage Loans (other than Delinquent Mortgage Loans or Repurchased Mortgage Loans), 0.95%;

(v) the subject of which are Delinquent Mortgage Loans or Repurchased Mortgage Loans, 0.95%.

For purposes of this Repurchase Agreement, the Pricing Spread set forth in clause (a) of this definition will be allocated first to the Purchase Price up to and including the Free Adjusted Balances Equivalent based on the date on which the related Transaction becomes subject to this Repurchase Agreement, commencing from the earliest date to the most recent date. To the extent that there is availability under the Maximum Committed Purchase Price, but the Purchase Price of Mortgage Loans proposed by the Sellers for purchase by Buyer would otherwise exceed the Free Adjusted Balances Equivalent, then to the extent that such Free Adjusted Balances Equivalent would be exceeded, the Pricing Spread set forth in clause (b) of this definition shall be applied.

“Prohibited Person” shall have the meaning set forth in Section 11(ff) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PUHC Act” shall mean the Public Utility Holding Company Act of 1935, as amended.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by a Seller to the Buyer or its designee.

“Purchase Price” shall mean the aggregate Asset Value of the Purchased Mortgage Loans on the Purchase Date, and thereafter, except where the Buyer and the Sellers agree otherwise, such Purchase Price decreased by the amount without duplication, of any cash, Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5 or applied to reduce the Sellers’ obligations under Section 4(a) hereof.

“Purchase Price Decrease” shall have the meaning set forth in Section 3(e) hereof.

“Purchase Price Decrease Date” shall have the meaning set forth in Section 3(e) hereof.

“Purchase Price Percentage” shall mean:

(i) with respect to High Purchase Price Mortgage Loans (other than Second Lien Mortgage Loans, Delinquent Mortgage Loans or Repurchased Mortgage Loans), 98%; or

(ii) with respect to Medium Purchase Price Mortgage Loans (other than Second Lien Mortgage Loans, Delinquent Mortgage Loans or Repurchased Mortgage Loans), 96%; or

(iii) with respect to Low Purchase Price Mortgage Loans (other than Second Lien Mortgage Loans, Delinquent Mortgage Loans or Repurchased Mortgage Loans), 94%; or

(iv) with respect to Second Lien Mortgage Loans (other than Delinquent Mortgage Loans or Repurchased Mortgage Loans), 95%; or

(v) with respect to Delinquent Mortgage Loans or Repurchased Mortgage Loans, 70%.

“Purchased Mortgage Loan Report” shall mean a report, delivered with each Transaction Request or upon the request of the Buyer, including a Mortgage Loan Schedule, setting forth information with respect to the Purchased Mortgage Loans (and Mortgage Loans proposed to be the subject of a Transaction on the related Purchase Date, if applicable) in the form of Exhibit K.

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by a Seller to Buyer in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Trust Receipt.

“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Qualified Subordinated Debt” shall mean Indebtedness of any Seller to any Person (i) the papers evidencing, securing, governing or otherwise related to which Indebtedness impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on any Seller, as applicable, under this Repurchase Agreement and (ii) that is subordinated to the Obligations pursuant to a currently effective and irrevocable Subordination Agreement approved by the Buyer.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Register” shall have the meaning specified in Section 22 hereof.

“Regulation D” shall mean Regulation D promulgated by the Board of Governors of the Federal Reserve System (or any successor), 12 C.F.R. Part 204, or any other regulation when promulgated to replace the prior Regulation D and having substantially the same function.

“Regulation Z” shall mean Regulation Z promulgated by the Board of Governors of the Federal Reserve System (or any successor), 12 C.F.R. Part 226, as the same may be modified and supplemented and in effect from time to time.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code, as may be amended from time to time.

“REO Property” shall mean real property acquired by a Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21,         .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between Buyer and the Sellers, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date on which the Sellers are to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 14.

“Repurchase Documents” shall mean this Repurchase Agreement, the Custodial Agreement, the Electronic Tracking Agreement, the Servicer Notice, if any and the Subordination Agreement, if any.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to the Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Repurchase Request” shall mean a written request from a Seller to the Buyer, substantially in the form of Exhibit M hereto, to repurchase a Purchased Mortgage Loan.

“Repurchased Mortgage Loan” shall mean a Mortgage Loan (a) which is repurchased by the Seller as a result of (i) a breach of representations and warranties as required under the agreed upon terms in which the claimed breach is not a result of fraud or material misrepresentation of fact by any party to the Mortgage Loan or consumer credit law violation, or (ii) an early payment default repurchase obligation, (b) where the claimed breach or early payment default is expressly identified to Buyer in writing, (c) which is subject to a Transaction hereunder for no more than 365 days and (d) which has not been foreclosed upon or converted to REO Property. In addition to the foregoing, in no event will a Repurchased Mortgage Loan be subject to a Transaction hereunder as a “Repurchased Mortgage Loan” if there is a breach of representation and warranty in respect of such Repurchased Mortgage Loan other than the breach identified in writing to the Buyer pursuant to subclause (b) of this definition.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission.

“Second Lien Mortgage Loan” shall mean a Mortgage Loan originated in accordance with the Underwriting Guidelines and secured by a second lien on the related Mortgaged Property.

“Section 7 Certificate” shall have the meaning specified in Section 7(f)(ii) hereof.

“Securities Exchange Act of 1934” or “1934 Act” shall have the meaning set forth in Section 34(a) hereof.

“Securities Investor Protection Act of 1970” or “SIPA” shall have the meaning set forth in Section 34(a) hereof.

“Seller” shall mean each of Fieldstone Investment Corporation and Fieldstone Mortgage Company and/or any successor in interest thereto.

“Servicer” shall mean the Seller, or any successor or permitted assigns or any other Person approved by Buyer in writing (which approval shall not be unreasonably withheld).

“Servicer Notice” shall mean the notice acknowledged by the Servicer (when the Seller is not the Servicer) substantially in the form of Exhibit N hereto.

“Servicing Agreement” shall mean a servicing agreement between one or both of the Sellers and Servicer, as the same may be amended from time to time.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“Special Purpose Entity” shall mean an entity structured so that its only authorized business is to issue MBS or hold passive investments in a manner that enhances the credit, or diminishes the bankruptcy risks to creditors of, such entity.

“Statement Date” shall have the meaning set forth in Section 11(g) hereof.

“Structured Securities Debt” shall mean any Indebtedness incurred by an Acceptable SPV, provided that (i) such Indebtedness is non-recourse to any shareholder or equity owner of such Acceptable SPV, (ii) such Indebtedness is publicly issued or privately placed pursuant to a 144(a) offering and (iii) such Indebtedness is rated by at least one of the Rating Agencies.

“Subordination Agreement” shall mean a written subordination agreement substantially in the form of Exhibit G hereto that subordinates (x) all present and future debts and obligations owing by the Sellers (or their Affiliates) to the Person covered by the Subordination Agreement to (y) the Obligations under this Repurchase Agreement and the other Repurchase Documents, in both right of payment and lien priority, and includes, without limitation, subordination terms included in any indenture or guaranties executed by a Seller or their Affiliates and reviewed and approved by the Buyer in connection with any Qualified Subordinated Debt.

“Subprime Mortgage Loan” shall mean a Mortgage Loan originated in accordance with the Underwriting Guidelines for subprime Mortgage Loans.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Super Jumbo Mortgage Loan” shall mean a Mortgage Loan that otherwise satisfies the definition of Jumbo Mortgage Loan, but has an unpaid principal balance in excess of $1,000,000 but not greater than $1,500,000.

“Takeout Commitment” shall mean a commitment of a Seller to sell one or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor’s commitment back to such Seller to effectuate the foregoing.

“Takeout Investor” shall mean any institution listed on Exhibit L hereto which has made a Takeout Commitment and has been approved by Buyer.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall mean the date which is 364 days from the date hereof which shall be July 13, 2007.

“Termination Event” shall have the meaning set forth in Section 13.02 hereof.

“Townhouse or Condo Mortgage Loan” shall mean a Mortgage Loan secured by (i) real property improved with a single townhouse or (ii) a single condominium unit and its related undivided interest in common elements of the condominium project.

“Transaction” has the meaning specified in Section 1.

“Transaction Request” shall mean a request from a Seller to Buyer, substantially in the form of Exhibit A hereto, to enter into a Transaction.

“Trust Receipt” shall have the meaning set forth in the related Custodial Agreement.

“Underwriting Guidelines” shall mean the underwriting guidelines of Sellers, attached hereto as Exhibit E, as such underwriting guidelines may be amended from time to time in conformity with the terms of this Repurchase Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“Voting Stock” shall mean capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wet-Ink Mortgage Loan” shall mean an Eligible Mortgage Loan (a) that has been closed and funded; (b) for which the complete Mortgage File is in the possession of a Seller, the Sellers’ Servicer, a title agent, or a closing attorney and (c) for which the complete Mortgage File shall be delivered to the Buyer or the Custodian on or prior to the seventh (7th) Business Day after the related Purchase Date (unless the related Mortgage File was received by the Custodian by the seventh (7th) Business Day following the related Purchase Date but was found by the Custodian to be deficient in some manner which, in the Custodian’s reasonable determination, represents a condition correctable by the Seller within ten (10) Business Days).

Section 3. Initiation; Termination.

(a) Conditions Precedent to Initial Transaction. Buyer’s obligation to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Sellers any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i) Repurchase Documents. The Repurchase Documents shall be duly executed by the parties thereto and delivered to the Buyer;

(ii) Opinions of Counsel. An opinion or opinions of outside counsel to the Sellers, substantially in the form of Exhibit B;

(iii) Organizational Documents. A certificate of corporate existence of each Seller delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and an officer’s certificate substantially in the form of Exhibit F including certified copies of the articles of incorporation, by-laws, resolutions and incumbency (or equivalent documents) of such Seller and of all corporate or other authority for such Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by such Seller from time to time in connection herewith;

(iv) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1;

(v) Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines, attached hereto as Exhibit E;

(vi) Insurance. Evidence that Sellers have added Buyer as an additional loss payee under their Fidelity Insurance;

(vii) Tax Identification Numbers. Tax identification numbers for each Seller, to be listed on Exhibit C; and

(viii) Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b) Conditions Precedent to all Transactions. Buyer’s obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i) No Termination Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(ii) Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller in Section 11 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Committed Purchase Price;

(iv) After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans exceeds the aggregate Repurchase Price for such Transactions;

(v) Subject to the Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 29 hereof, the Buyer shall have completed its due diligence review of the Mortgage Loans for each Purchased Mortgage Loan, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Mortgage Loan as the Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to the Buyer in its sole discretion;

(vi) On or prior to 4:00 p.m. (Central Time) on the related Purchase Date, Seller shall have delivered to the Buyer (a) a Transaction Request, (c) Mortgage Loan Schedule and (b) a Purchased Mortgage Loan Report. With respect to Wet-Ink Mortgage Loans delivered electronically, the Seller shall deliver a Mortgage Loan Schedule by 4:00 p.m. (Central time) or by 3:00 p.m.(Central time) if delivered manually;

(vii) The Sellers shall have delivered to the Custodian the Mortgage File with respect to each Purchased Mortgage Loan (other than a Wet-Ink Mortgage Loan) and the Custodian shall have issued a Trust Receipt with respect to each such Purchased Mortgage Loan to the Buyer;

(viii) With respect to each Wet-Ink Mortgage Loan, on the seventh (7th) Business Day following the applicable Purchase Date and in accordance with the terms of the Custodial Agreement, Sellers shall deliver to the Custodian the Mortgage File.

(ix) The Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Sections 15(b) and 29 which amount, at the Buyer’s option, may be withheld from any Transaction hereunder;

(x) To the extent Sellers are selling Mortgage Loans which are registered on the MERS® System, the Sellers shall have delivered an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(xi) None of the following shall have occurred and/or be continuing:

(A) an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B) there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Repurchase Agreement;

(xii) Each Transaction Request delivered by a Seller hereunder shall constitute a certification by such Seller that all the conditions set forth in this Section 3(b) (other than clause (xi) hereof) have been satisfied (both as of the date of such notice or request and as of the date of such purchase); and

(xiii) Upon request, the Buyer shall have received from outside counsel to the Sellers an updated favorable opinion or opinions, in form and substance satisfactory to the Buyer, covering and updating such matters that were originally addressed in the initial opinion issued.

(c) Initiation. (i)  Each Seller shall deliver a Transaction Request to the Buyer on or prior to 4:00 p.m. (Central time) on the date Seller wishes to enter into a Transaction. Such Transaction Request shall include a Purchased Mortgage Loan Report and a Mortgage Loan Schedule (which shall also be delivered via facsimile to Buyer’s Mortgage Banking Warehouse Services Division).

(ii) The Repurchase Date for each Transaction shall not be later than the date which is 364 days after the related Purchase Date.

(iii) Subject to the terms and conditions of this Repurchase Agreement, during such period the Sellers may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(iv) In no event shall a Transaction be entered into when the Repurchase Date for such Transaction would be later than the Termination Date.

(v) The Sellers shall deliver to the Custodian the Mortgage File pertaining to each Eligible Mortgage Loan in accordance with the terms of the Custodial Agreement.

(vi) Once per calendar month on the first Purchase Date of such calendar month, with respect to all requested Transactions and all related Purchased Mortgage Loans, the Sellers shall designate all such Purchased Mortgage Loans as either Low Purchase Price Mortgage Loans, Medium Purchase Price Mortgage Loans or High Purchase Price Mortgage Loans. In the event that Seller fails to make such designation, the Purchase Price election set forth above will not be available and all Purchased Mortgage Loans in such calendar month shall be treated as Low Purchase Price Mortgage Loans.

(vii) Once per month during any calendar month and with respect to all High Purchase Price Mortgage Loans or Medium Purchase Price Mortgage Loans, Sellers may, by prior written notice to Buyer, elect to transfer cash to the account of Buyer specified in Section 9; provided that such cash is sufficient to cause the Purchase Price of such High Purchase Price Mortgage Loans or Medium Purchase Price Mortgage Loans, recalculated to include such cash, low enough to classify such High Purchase Price Mortgage Loans as Medium Purchase Price Mortgage Loans or Low Purchase Price Mortgage Loans or such Medium Purchase Price Mortgage Loans as Low Purchase Price Mortgage Loans. Any amounts so transferred shall be allocated to all High Purchase Price Mortgage Loans to effect such recalculation.

(viii) Subject to the provisions of this Section 3, the Purchase Price will then be made available to the Sellers by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(d) Repurchase. (i)  The Sellers may repurchase Purchased Mortgage Loans without penalty or premium, subject to the last sentence of this Section 3(d)(i), on any date. The Repurchase Price payable for the repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(d). If the Sellers intend to make such a repurchase, the Sellers shall deliver to the Buyer a Repurchase Request, substantially in the form of Exhibit M hereto, at least one (1) Business Day prior to the requested Repurchase Date. The amounts set forth on the Repurchase Release shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans.

(ii) On the Repurchase Date, termination of the Transaction will be effected by reassignment to a Seller or its designee of the Purchased Mortgage Loans against the simultaneous transfer of the Repurchase Price to an account of Buyer. The Sellers are obligated to obtain the Mortgage Files from Buyer or its designee at the Sellers’ expense on the Repurchase Date.

(e) Purchase Price Decrease. Sellers may at any time, and from time to time, request a decrease in Purchase Price (a “Purchase Price Decrease”) by sending a notice to the Buyer at least one (1) Business Day prior to the date that the applicable Seller intends to effectuate such Purchase Price Decrease, specifying the date of the Purchase Price Decrease (a “Purchase Price Decrease Date”). The Purchase Price Decrease amount shall be due and payable in cash on the Purchase Price Decrease Date specified therein. Notwithstanding the foregoing, any Purchase Price Decrease must be in an amount not less than $1,000,000.

(f) Delivery of Additional Mortgage Loans. From time to time the Seller may deliver to the Buyer Mortgage Loans without entering into a new Transaction. The Seller and Buyer agree that such Mortgage Loans shall be treated as Purchased Mortgage Loans subject to the existing Transactions hereunder.

Section 4. Margin Amount Maintenance. (a)  If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to the Sellers (as such notice is more particularly set forth below, a “Mark-to-Market”), require the Sellers to transfer to Buyer or its designee cash or Eligible Mortgage Loans approved by the Buyer in its sole discretion (“Additional Purchased Mortgage Loans”) so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such Additional Purchased Mortgage Loans or cash, will thereupon equal or exceed the aggregate Repurchase Price for all Transactions. If Buyer delivers a Mark-to-Market to Sellers on or prior to 9:30 a.m. (Central time) on any Business Day, then the Sellers shall transfer cash or Additional Purchased Mortgage Loans to Buyer no later than 4:00 p.m. (Central time) that day. In the event the Buyer delivers a Mark-to-Market to Sellers after 9:30 a.m. (Central time) on any Business Day, the Sellers shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 4:00 p.m. (Central time) on the subsequent Business Day.

(b) Buyer’s election, in its sole and absolute discretion, not to make a Mark-to-Market at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Mark-to-Market at any time a Margin Deficit exists.

(c) Any cash transferred to the Buyer pursuant to Section 4(a) above shall be credited to the Repurchase Price of the related Transactions.

(d) On any day on which the aggregate Asset Value of the Purchased Mortgage Loans subject to Transactions exceeds the then outstanding aggregate Purchase Price of all Transactions (a “Margin Excess”), so long as no Default or Event of Default has occurred and is continuing or will result therefrom, the Buyer shall, upon receipt of written request from Seller, remit cash or release Purchased Mortgage Loans as requested by the Seller, in either case, in amount equal to the lesser of (i) the amount requested by the Seller and (ii) such Margin Excess to Seller. To the extent that the Buyer remits cash to the Seller, such cash shall be additional Purchase Price with respect to the Transactions. Any request received by the Buyer after 9:30 a.m. (Central time) shall be remitted by the Buyer on the next Business Day.

(e) Buyer shall not be obligated to remit an amount or release Purchased Mortgage Loans requested pursuant to a request for Margin Excess which (i) Buyer determines is based on erroneous information or would result in a Transaction other than in accordance with the terms of this Repurchase Agreement or (ii) does not reflect the current determination of Asset Value as provided in the definition thereof.

(f) Notwithstanding anything to the contrary herein, if a Margin Deficit occurs with respect to a Medium Purchase Price Mortgage Loan or a Low Purchase Price Mortgage Loan, which, if considered to be a High Purchase Price Mortgage Loan, would not cause a Margin Deficit to occur, then Sellers may transfer to Buyer cash in an amount at least equal to the Margin Deficit, provided that such cash is sufficient to ensure such Purchased Mortgage Loan is fully compliant as a Medium Purchase Price Mortgage Loans or a Low Purchase Price Mortgage Loan, as applicable.

Section 5. Income Payments. (a)  Notwithstanding that Buyer and the Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans, the Sellers shall pay to Buyer the accrued and unpaid Price Differential (less any amount of such Price Differential previously paid by the Sellers to Buyer) calculated through the last day of each calendar month plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) due and payable in arrears on the later of (i) each Payment Date and (ii) two (2) Business Days after the Buyer bills the Sellers for such Periodic Advance Repurchase Payment. Notwithstanding the preceding sentence, if a Seller fails to make all or part of the Periodic Advance Repurchase Payment by 4:00 p.m. (Central time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer (any such amounts in excess of the standard Price Differential, the “Late Payment Fee”). Any payment received after 4:00 p.m. (Central time) shall be deemed to have been received by the Buyer on the next Business Day

(b) The Sellers shall hold for the benefit of, and in trust for, Buyer all Income, including without limitation all Income received by or on behalf of the Sellers with respect to such Purchased Mortgage Loans. All Income shall be held in trust for Buyer, shall constitute the property of Buyer. With respect to each Payment Date, the Sellers shall remit all Income as follows:

(i) first, to the payment of all costs and fees payable by the Sellers pursuant to this Repurchase Agreement;

(ii) second, to the Buyer in payment of any accrued and unpaid Price Differential;

(iii) third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit; and

(iv) fourth, to the Sellers.

(c) After the occurrence of a Default or an Event of Default, the Sellers shall deposit such Income in the Collection Account with the Buyer. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Sellers or any Affiliate of the Sellers except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date.

(d) Any funds from a Takeout Investor with respect to the purchase by such Takeout Investor of a Purchased Mortgage Loan shall be sent to the Payment Account and the Buyer shall promptly apply such funds to the Operating Account provided that no Default or Event of Default shall have occurred.

(e) Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5(a), excluding any Late Payment Fees paid pursuant to Section 5(a).

Section 6. Requirements of Law. (i)  If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(ii) shall subject the Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction or change the basis of taxation of payments to the Buyer in respect thereof;

(iii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iv) shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b) If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Sellers shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c) If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Sellers of the event by reason of which it has become so entitled, which notice shall show in reasonable detail (as determined by the Buyer) the basis for calculation of such additional amounts. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Sellers shall be conclusive in the absence of manifest error.

(d) Notwithstanding anything to the contrary, the Sellers shall not be under any obligation to compensate the Buyer under this Section 6 with respect to any additional amounts the Buyer becomes entitled to claim hereunder for any period prior to the date that is 180 days prior to a notice of such claim if the Buyer knew or would reasonably have been expected to know of the circumstances giving rise to such additional compensation and of the fact that such circumstances could reasonably be expected to result in a claim for additional compensation by reason of such increased cost, reduction in any amount due or owing hereunder or reduction of the rate of return as set forth in this Section 6.

Section 7. Taxes. (a)  Any and all payments by any Seller under or in respect of this Repurchase Agreement or any other Repurchase Documents to which such Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If any Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement or any of the other Repurchase Documents to the Buyer, (i) such Seller shall make all such deductions and withholdings in respect of Taxes, (ii) such Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by each Seller shall be increased as may be necessary so that after such Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Buyer, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Repurchase Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) In addition, each Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or any other Repurchase Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement or any other Repurchase Document (collectively, “Other Taxes”).

(c) The Sellers will indemnify the Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by such Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Sellers with evidence of payment of Non-Excluded Taxes or Other Taxes, as the case may be. The indemnity by the Sellers provided for in this Section 7(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Sellers under the indemnity set forth in this Section 7(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefor. If Buyer receives a tax refund that is solely attributable to any Taxes as to which Buyer has been indemnified under this Section 7(c), then Buyer will pay to Seller (net of all out of pocket expenses) the amount that, in Buyer’s sole good faith discretion, are solely attributable to such Taxes.

(d) A Buyer pursuant to Section 7(a) shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by the Sellers to assist the Sellers, as the case may be, at the sole expense of Sellers, to recover from the relevant taxation authority or other Governmental Authority any Taxes in respect of which amounts were paid by the Sellers pursuant to Sections 7(a), (b), or (c). However, a Buyer will not be required to take any action that would be, in the sole judgment of a Buyer, legally inadvisable, or commercially or otherwise disadvantageous to a Buyer in any respect, and in no event shall the Buyer be required to disclose any tax returns or any other information that, in the sole judgment of the Buyer is confidential.

(e) Within thirty (30) days after the date of any payment of Taxes, the Sellers (or any Person making such payment on behalf of Seller) shall furnish to Buyer for its own account a certified copy of the original official receipt evidencing payment thereof. In the case of any payment under or in respect of this Repurchase Agreement or any of the other Repurchase Documents by or in behalf of the Sellers through an account or branch outside the United States, or on behalf of the Sellers by a payer that is not a United States person, if a Seller determines that no Taxes are payable in respect thereof, Seller shall furnish, or shall cause such payor to furnish, to the Buyer an opinion of counsel reasonably acceptable to the Buyer sating that such payment is exempt from Taxes. For purposes of subsection (e) of this Section 7, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(f) Each Buyer (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to the Sellers the following properly completed and duly executed documents:

(i) in the case of a Non-Exempt Buyer that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit H (a “Section 7 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv) in the case of a Non-Exempt Buyer that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 7 Certificate; or

(v) in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (i), (ii), (iii), (iv), (vi), (vii) and/or this clause (v) with respect to each such beneficial owner if such beneficial owner were Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of the Sellers, provided, however, that Buyer shall be provided an opportunity to establish such compliance as reasonable; or

(vi) in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 7(f) with respect to its beneficial owner if such beneficial owner were the Buyer; or

(vii) in the case of a Non-Exempt Buyer that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were Buyer.

If the forms referred to above in this Section 7(f) that are provided by a Buyer at the time such Buyer first becomes a party to this Repurchase Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Repurchase Agreement, Buyer transferor was entitled to indemnification or additional amounts under this Section 7, then the Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Buyer transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes. Any additional Taxes in respect of a Buyer that result solely and directly from a change in the applicable lending office of such Buyer shall be treated as Excluded Taxes (and shall not qualify as Non-Excluded Taxes) unless (A) any such additional Taxes are imposed as a result of a change in the applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date of such change or (B) such change is made at the request of the Seller for the Buyer to change its applicable lending office.

(g) For any period with respect to which Buyer has failed to provide the Sellers with the appropriate form, certificate or other document described in subsection (e) of this Section 7 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under subsection (e) of this Section 7, or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 7 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Sellers shall take such steps as such Buyer shall reasonably request, at the sole expense of Buyer, to assist such Buyer in recovering such Non-Excluded Taxes.

(h) Buyer hereby agrees that, upon the occurrence of any circumstances entitling such Buyer to indemnification or additional amounts pursuant to this Section 7, such Buyer shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Sellers, to designate a different applicable lending office if the making of such a change would avoid the need for, or materially reduce the amount of, any such indemnification or additional amounts that may thereafter accrue and would not be, in the sole judgment of such Buyer, legally inadvisable or commercially or otherwise disadvantageous to such Buyer in any respect.

(i) If any Buyer entitled to indemnification or additional amounts under any of the foregoing provisions of this Section 7 shall fail to designate a different applicable lending office as provided in subsection (g) of this Section 7, then, so long as no Event of Default shall have occurred and be continuing, a Seller may cause such Buyer to (and, if such Seller so demands, such Buyer shall) assign all of its rights and obligations under this Repurchase Agreement to one or more other Persons identified by such Seller and reasonably acceptable to the Buyer; provided that if, upon such demand by such Seller, such Buyer elects to waive its request for indemnification or additional amounts pursuant to this Section 7, the demand by such Seller for such Buyer to so assign all of its rights and obligations under this Repurchase Agreement shall thereupon be deemed withdrawn. Nothing in subsection (g) of this Section 7 or this Section 7(h) shall affect or postpone any of the rights of any Buyer or any of the Obligations of such Seller under any of the foregoing provisions of this Section 7 in any manner.

(j) Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

Section 8. Security Interest. Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, each Seller hereby pledges to Buyer as security for the performance by the Sellers of their Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, the records, and all servicing rights related to the Purchased Mortgage Loans, the Repurchase Documents (to the extent such Repurchase Documents and such Seller’s right thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, any Takeout Commitments relating to any Purchased Mortgage Loan, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, any Income relating to any Purchased Mortgage Loan, the Collection Account, the Payment Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of such Seller in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, the servicing of the Purchased Mortgage Loans, all collateral under any other secured debt facility (including, without limitation, any facility documented as a repurchase agreement or similar purchase and sale agreement) between the Sellers or their Affiliates on the one hand and the Buyer or the Buyer’s Affiliates on the other (excluding any syndicated credit facility in which a non-Affiliate of the Buyer is also a creditor), and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Mortgage Loan Schedule and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”), provided that no Default, Event of Default or Margin Deficit exists, the Buyer shall release its security interest in the Purchased Mortgage Loans upon payment in full to the Buyer of the Repurchase Price with respect thereto.

The Sellers hereby authorize the Buyer to file such financing statement or statements relating to the Repurchase Assets without each Seller’s signature thereon as the Buyer, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8. Upon termination of this Repurchase Agreement and payment by the Seller of the Repurchase Price for all Purchased Mortgage Loans and all other amounts due hereunder to the Buyer and the performance of all obligations under the Repurchase Documents, the Buyer shall release its security interest in any remaining Repurchase Assets.

Section 9. Payment, Transfer and Custody. (a)  Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer:

JPMorgan Chase Bank, N.A.

1111 Fannin, 12th Floor Mail Code TX2-F200

ABA: 021-000-021

Attention: Mortgage Banking Warehouse Services – Wanda Carr

Phone: 713-427-6391

Account Number: 00113327507

For Credit To: Fieldstone

not later than 3:00 p.m. (Central time) for manual entries and 4:00 p.m. (Central time) for all other entries, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). The Sellers acknowledge that they have no rights of withdrawal from the foregoing account.

(b) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price to the following account of the Sellers (or as otherwise directed by the Sellers): Account No. 00113327531 (FIC) or 00100376798 (FMC), JPMorgan Chase Bank, N.A., ABA No. 021000021, Attn: Mortgage Banking Warehouse Services – Wanda Carr, (the “Operating Account”) simultaneously with the delivery to the Buyer of the Purchased Mortgage Loans relating to each Transaction. With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, each Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest such Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, such Seller shall deliver or cause to be delivered and released to Buyer or its designee the Mortgage File for the related Purchased Mortgage Loans.

Section 10. Hypothecation or Pledge of Purchased Assets. Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Sellers pursuant to Section 3. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by the Sellers.

Section 11. Representations. Each Seller represents and warrants to the Buyer, with respect to itself, that as of the Purchase Date of any Purchased Mortgage Loans by the Buyer from such Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a) Acting as Principal. The Sellers will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b) Mortgage Loan Schedule. The information set forth in the related Mortgage Loan Schedule and all other information or data furnished by, or on behalf of, the Sellers to Buyer is complete, true and correct in all material respects, and Seller acknowledges that Buyer has not verified the accuracy of such information or data.

(c) Solvency. Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of each Seller’s creditors. The transfer of the Mortgage Loans subject hereto is not undertaken with the intent to hinder, delay or defraud any of such Seller’s creditors. The Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) and the transfer and sale of the Mortgage Loans pursuant hereto (i) will not cause such Seller to become insolvent, (ii) will not result in any property remaining with such Seller to be unreasonably small capital, and (iii) will not result in debts that would be beyond such Seller’s ability to pay as same mature. The Sellers received reasonably equivalent value in exchange for the transfer and sale of the Purchased Mortgage Loans subject hereto.

(d) No Broker. The Sellers have not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

(e) Ability to Perform. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents to which it is a party on its part to be performed.

(f) Existence. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland. Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. The Seller is duly registered as a mortgage lender or to table fund or acquire loans, as applicable, in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Requirement of Law, except where the failure to register could not reasonably be expected to result in a Material Adverse Effect.

(g) Financial Statements. FIC has heretofore furnished to the Buyer a copy of (a) the consolidated balance sheet of FIC and its respective consolidated Subsidiaries for the fiscal year ended December 31, 2005 and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Deloitte & Touche, LLP and (b) the consolidated balance sheet of FIC and its respective consolidated Subsidiaries for the quarterly fiscal period of Sellers ended March 31, 2006 and the related consolidated statements of income and retained earnings and of cash flows for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of FIC and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2005, there has been no material adverse change in the consolidated business, operations or financial condition of FIC and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. The Seller does not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Seller which are required to be disclosed in or reserved against in said balance sheet and related statement under GAAP.

(h) No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated to be entered into by the Seller, in compliance with the terms and provisions thereof, will conflict with or result in a breach of the charter or by-laws of the Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which the Seller or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Repurchase Documents) upon any Property of the Seller or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

(i) Action. The Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents, as applicable; the execution, delivery and performance by the Seller of each of the Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document has been duly and validly executed and delivered by the Seller, as applicable, and constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

(j) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Seller of the Repurchase Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents or those for which the Seller’s failure to obtain them will not have a Material Adverse Effect.

(k) Enforceability. This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Seller in connection herewith are legal, valid and binding obligations of the Seller and are enforceable against the Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(l) Indebtedness. The Seller does not have any Indebtedness, other than Permitted Guarantees in the case of FIC, except as disclosed on Exhibit D to this Repurchase Agreement.

(m) Material Adverse Effect. Since December 31, 2005, there has been no development or event nor, to Seller’s knowledge, any prospective development or event, which has had or could have a Material Adverse Effect.

(n) No Default. No Default or Event of Default has occurred and is continuing.

(o) Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Seller.

(p) Adverse Selection. The Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(q) Title to Properties. The Seller and each of its Subsidiaries has good, valid, insurable (in the case of real property) and marketable title to (i) all of its material Properties and assets (whether real or personal, tangible or intangible) that are reflected on or referred to in the Financial Statements most recently furnished to the Buyer, except for such Properties and assets as have been disposed of since the date of such current Financial Statements either in the ordinary course of business or because they were no longer used or useful in the conduct of its business, and all such Properties and assets are free and clear of all Liens except Permitted Liens.

(r) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings pending or to the Seller’s knowledge, against Seller which, either in any one instance or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

(s) Margin Regulations. The use of all funds acquired by the Sellers under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(t) Taxes. (i)  The Seller and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(ii) There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

(u) Investment Company Act and Public Utility Holding Company Act. None of the Sellers is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Seller nor any of their Subsidiaries is an Affiliate or a Subsidiary of a “public utility company”, or a “holding company”, or an “affiliate” or a “subsidiary company” of a “holding company”, as such terms are defined in the PUHC Act. Further, none of the transactions contemplated under this Repurchase Agreement shall cause or constitute a violation of any of the provisions, rules, regulations or orders, of or under the PUHC Act and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Repurchase Documents.

(v) Purchased Mortgage Loans. (i)  No Seller has assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the applicable Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

(ii) The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Sellers in, to and under the Repurchase Assets.

(w) Chief Executive Office. The Seller’s chief executive office is, and has been, located at 11000 Broken Land Parkway, Columbia, Maryland 21044. The Seller’s jurisdiction of organization is Maryland.

(x) Location of Books and Records. The location where the Seller keeps its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

(y) Reserved.

(z) True and Complete Disclosure. (a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto (other than with respect to the Mortgage Loans), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Seller to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby (other than with respect to the Mortgage Loans) and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Authorized Representative of the Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

(aa) ERISA. (i)  No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Seller to be incurred by the Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii) No Plan of the Seller which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. None of the Sellers nor any ERISA Affiliate thereof is (i) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (ii) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

(iii) Each Plan of the Seller, each of its Subsidiaries and each of their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv) None of the Seller nor any of its Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v) None of the Seller nor any of its Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to the Seller, any of its Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.

(bb) Agency Approvals. FMC is an FHA Approved Mortgagee and a VA Approved Lender. FMC is also approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, the Seller is in good standing, with no event having occurred nor the Seller having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make such Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency. The Seller has (or has access to) adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(cc) No Reliance. The Seller has made its own independent decision to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. The Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(dd) Plan Assets. The Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Sellers’ hands.

(ee) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(ff) No Prohibited Persons. None of the Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to the such Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(gg) USA Patriot Act. The Seller acknowledges that pursuant to the requirements of the USA Patriot Act, the Buyer is required to obtain, verify and record information that identifies the Sellers, which information includes the name and address of the Seller and other information that will allow the Buyer to identify the Seller in accordance with the USA Patriot Act.

(hh) Real Estate Investment Trust. FIC for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year, or the requirements in any successor or replacement provision in the Code, if any.

Section 12. Covenants of the Sellers. On and as of the date of this Repurchase Agreement and each Purchase Date and each day until this Repurchase Agreement is no longer in force, each Seller covenants, with respect to itself, as follows:

(a) Preservation of Existence; Compliance with Law. The Seller shall:

(i) Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii) Comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii) Maintain all material licenses, permits or other approvals necessary for the Seller to conduct its business and to perform its obligations under the Repurchase Documents, and shall conduct its business strictly in accordance with applicable law; and

(iv) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

(b) Taxes. The Sellers and their Subsidiaries shall timely file all tax returns that are required to be filed by them and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(c) Notice of Proceedings or Adverse Change. The Sellers shall give prompt notice to the Buyer after a responsible officer of any Seller has any knowledge of:

(i) the occurrence of any Default which continues for five (5) days or Event of Default;

(ii) any default or event of default under any Indebtedness of any Seller which if not cured would reasonably be expected to have a Material Adverse Effect;

(iii) any litigation, investigation, regulatory action or proceeding that is pending or, to the Seller’s knowledge, threatened against (a) the Seller in any federal or state court or before any Governmental Authority in which the amount involved exceeds $20,000,000 and is not covered by insurance, in which injunctive or similar relief is sought, or which, if adversely determined, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with a material portion of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iv) and, as soon as reasonably possible, notice of any of the following events:

(A) a material decrease in the amount or material reduction in the scope of insurance coverage of the Seller, with a copy of evidence of same attached;

(B) any material change in accounting policies or financial reporting practices of the Seller;

(C) the filing, recording or assessment of any material federal, state or local tax lien against the Seller, any of its Subsidiaries or any assets of any of them; and

(D) any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect.

(d) Financial Reporting. Each Seller shall maintain a system of accounting established and administered in accordance with GAAP, and FIC shall furnish to the Buyer:

(i) As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year, (A) Financial Statements, including a statement of income and changes in shareholders’ equity of FIC for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements and (B) if otherwise prepared in the ordinary course of FIC’s business, a report and opinion of a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants, stating that such firm has examined selected documents and records relating to the servicing of Mortgage Loans in accordance with the Mortgage Bankers Association of America’s Uniform Single Audit Program for Mortgage Bankers, or any successor uniform program, and that, on the basis of such examination, such servicing has been conducted in compliance with the minimum servicing standards identified therein, except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards requires it to report;

(ii) As soon as available and in any event within sixty (60) days after the close of each of FIC’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such fiscal year, subject, however, to year end adjustments;

(iii) As soon as available and in any event within forty-five (45) days after the end of each calendar month, the unaudited balance sheets of FIC as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for FIC for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

(iv) Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsection (ii) above, or monthly upon Buyer’s request, a certificate in the form of Exhibit I hereto and certified by an executive officer of FIC;

(v) Promptly, such other information related to such annual reports as the Buyer may from time to time reasonably request.

(e) Other Reporting. The Seller shall furnish to the Buyer:

(i) A report of Purchased Mortgage Loans prepaid in full, on or before three (3) Business Days after prepayment of any one or more Purchased Mortgage Loans is reported to the Seller internally or by any Servicer.

(ii) If the Seller at any time engages in hedging activity, then upon the request of the Buyer, a hedging coverage report showing, in reasonable detail and in form and substance acceptable to and approved by the Seller and the Buyer, the Seller’s hedging coverage of all Purchased Mortgage Loans.

(iii) Monthly, a delinquent mortgage loan report listing each Purchased Mortgage Loan that is (i) Delinquent and categorized by age of delinquency for thirty (30), sixty (60) and ninety (90) or more days, (iii) in foreclosure or (iv) in bankruptcy.

(iv) If requested by Buyer, mortgage loan production reports reflecting the Seller’s monthly mortgage loan production and acquisition volumes, as well as its mortgage loan pipeline.

(v) Monthly, a written report from the Seller to the Buyer reflecting principal payments and prepayments for each Purchased Mortgage Loan.

(vi) As soon as available and in any event within ten (10) days after filing, copies of (i) all press releases issued by the Seller or any of its Subsidiaries, (ii) all regular or periodic financial reports, and copies of all extraordinary or non-routine filings, if any, that shall be filed with the SEC or any successor agency by or on behalf of the Seller or any of its Subsidiaries (including single-purpose finance Subsidiaries) and (iii) all such filings relating to any securities that are or are to be based on, backed by or created from any Repurchase Assets and which filings are made by or in respect of the Seller or any of its Subsidiaries;

(vii) Monthly, if applicable, a report summarizing notices received by the Sellers requesting or demanding that the Sellers repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Sellers to any investor or other Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not the Sellers are contesting or intends to contest the request or demand); and

(viii) Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of such Seller as the Buyer may reasonably request.

(f) Inspection of Properties and Books: Protection of Sellers’ Proprietary Information. Permit authorized representatives of Buyer to discuss the business, operations, assets and financial condition of the Seller and its Subsidiaries with their respective officers, employees and independent accountants, perform audits of the Seller’s operations and examine its books of account and make copies or extracts of them, all at such reasonable times as Buyer may request, for the purpose of enforcing its and Buyer’s rights and performing its duties under this Agreement. Buyer will notify the Seller before Buyer contacts its accountants and the Seller may have its representatives in attendance at any meetings between the officers or other representatives of Buyer and such accountants held in accordance with this authorizations. Buyer agrees to take reasonable steps to prevent disclosure to third parties of any proprietary information obtained from any such inspections and discussions or from any financial statements or reports furnished by the Seller to Buyer pursuant to this Repurchase Agreement and to use commercially reasonable efforts to maintain the confidential nature of such material; provided that this restriction shall not apply to information that (i) at the time in question has already entered the public domain, (ii) is required to be disclosed by any Requirement of Law (including pursuant to any examination, inspection or investigation by any Governmental Authority having regulatory jurisdiction over Buyer), (iii) is furnished by Buyer to purchasers or prospective purchasers have agreed to be subject to restrictions substantially identical to those contained in this sentence, or (iv) the disclosure of which Buyer deems necessary to protect its interests herein.

(g) Reimbursement of Expenses. On the date of execution of this Repurchase Agreement, the Sellers shall reimburse the Buyer for all reasonable out of pocket expenses incurred by the Buyer on or prior to such date. From and after such date, the Sellers shall promptly reimburse the Buyer for all reasonable out of pocket expenses as the same are incurred by the Buyer and within thirty (30) days of the receipt of invoices therefor.

(h) Further Assurances. The Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Seller will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Repurchase Document and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents. The Seller will keep the Buyer informed of the current name, address and contact information concerning the Seller’s other mortgage warehouse credit and repurchase facilities and will cooperate and assist the Buyer in exchanging information with such others (and their document custodians or trustees) to prevent and promptly correct conflicting claims to and interests in Repurchase Assets between or among lenders or repurchase facilities counterparties.

(i) True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of the Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of any Seller are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by any Seller to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or in applicable, to SEC filings, the appropriate SEC accounting requirements.

(j) ERISA Events. (i)  Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Sellers or any ERISA Affiliate thereof or any combination of such entities in excess of $10,000,000, the Seller shall give the Buyer a written notice specifying the nature thereof, what action the Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii) Promptly upon receipt thereof, the Seller shall furnish to the Buyer copies of (i) all notices received by the Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $10,000,000; and (iii) all funding waiver requests filed by the Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $10,000,000, and all communications received by the Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(k) Financial Covenants.

(i) Maintenance of Adjusted Tangible Net Worth. FIC shall at all times maintain an Adjusted Tangible Net Worth, on a consolidated basis, of at least $400,000,000.

(ii) Indebtedness to Adjusted Tangible Net Worth Ratio. The Sellers’ (i) combined ratio of consolidated Indebtedness to Adjusted Tangible Net Worth shall not exceed 16:1 and (ii) combined ratio of consolidated Indebtedness (net of non-recourse Indebtedness) to Adjusted Tangible Net Worth shall not exceed 10:1.

(iii) Non-Structured Securities Indebtedness to Adjusted Tangible Net Worth Ratio. The Sellers’ ratio of consolidated Indebtedness less Structured Securities Debt to Adjusted Tangible Net Worth shall not exceed 10:1.

(iv) Maintenance of Liquidity. FIC, on a consolidated basis, shall at all times have unencumbered cash, Cash Equivalents and Available Borrowing Capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than $20,000,000.

(v) Profitability. FIC, on a consolidated basis, shall not permit, for any two (2) consecutive calendar quarters, Net Income for such two (2) consecutive calendar quarters, to be less than $1.00 (without regard to unrealized gains or losses from mark to market valuations resulting from FIC’s Interest Rate Protection Agreements during such periods).

(l) Intentionally Omitted.

(m) No Other Debt. Neither Seller shall directly or indirectly create any Indebtedness (or suffer any Indebtedness to exist) or assume, guarantee, endorse or otherwise become liable for the Indebtedness or obligation of any Person except:

(i) Indebtedness to the Buyer under this Agreement;

(ii) business insurance premium financing incurred by such Seller in the ordinary course of such Seller’s mortgage banking business;

(iii) Indebtedness under repurchase agreements and reverse repurchase agreements for investment securities with one or more reputable securities broker-dealers;

(iv) guarantees by such Seller of Indebtedness of a consolidated, wholly-owned Subsidiary that is a Special Purpose Entity under repurchase agreements and reverse repurchase agreements for investment securities with one or more reputable securities broker-dealers;

(v) principal of Indebtedness under capitalized equipment leases or equipment purchase money obligations for equipment acquired in the ordinary course of such Seller’s business, which together with principal of Indebtedness under capitalized equipment leases or equipment purchase money obligations for equipment acquired in the ordinary course of business by the other Seller, does not exceed $10,000,000;

(vi) Qualified Subordinated Debt;

(vii) unsecured Indebtedness of one Seller to the other Seller;

(viii) indebtedness under mortgage warehouse lines of credit and Mortgage Loan repurchase agreements with one or more reputable warehouse lenders or buyers;

(ix) Indebtedness incurred in connection with Permitted Securitizations; and

(x) Permitted Guaranties.

(n) Insurance. The Seller shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $1,000,000. The Seller shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Seller shall maintain liability insurance protecting the Seller and fire and other hazard insurance on its respective properties from which it conducts its business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Copies of such policies shall be furnished to the Buyer upon the Buyer’s request made from time to time and without cost to the Buyer.

(o) Books and Records. The Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(p) Illegal Activities. The Seller shall not engage in any conduct or activity that could subject their respective assets to forfeiture or seizure.

(q) Material Change in Business. The Seller shall continue in the residential mortgage lending business as its principal and core business.

(r) Limitation on Dividends and Distributions. Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom, FIC shall not make any distribution to any shareholder or equity owner of FIC, either directly or indirectly.

(s) Disposition of Assets; Liens. None of the Sellers shall cause any of the Repurchase Assets to be sold, pledged, assigned or transferred; nor shall any Seller create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than Liens in favor of the Buyer.

(t) Transactions with Affiliates. None of the Sellers shall enter into any transaction with any Affiliate, except upon fair and reasonable terms no less favorable than the applicable Seller could obtain in a comparable arm’s-length transaction with a Person who is not an Affiliate and, after giving effect to any and all of which transactions, there is no violation of any of Sections 12(k), 12(m) and 13.01; provided, however, this Section 12(t) shall not apply to transactions (i) between the Sellers and (ii) transactions relating to Permitted Securitizations.

(u) ERISA Matters. (i)  The Seller shall not permit any event or condition which is described in any of clauses (i) through (vii) of the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $10,000,000.

(ii) The Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Sellers shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

(v) Consolidations, Mergers and Sales of Assets. The Seller shall not consolidate or merge with or into any other Person, sell, lease or otherwise transfer all or substantially all of its assets to any other Person or make any material acquisition of all or substantially all assets of another Person, unless:

(i) in the case of a consolidation or merger, the Seller may merge or consolidate with another Person if such Person is a mortgage company and if such Seller is the corporation surviving such merger;

(ii) in the case of an acquisition, it is of assets or securities to be used by the Seller in its core mortgage company business, or otherwise has been approved by the Buyer in writing;

(iii) in the case of an acquisition or sale of the Seller’s assets, such acquisition or sale is in the ordinary course of the Seller’s business;

(iv) the sale is of the stock or substantially all of the assets of any wholly-owned Subsidiary established after the Effective Date, or, with the Buyer’s prior written consent, any other Subsidiary; and

in any case, after giving effect to such a sale, consolidation, merger or acquisition, no Default or Event of Default would exist under this Repurchase Agreement or any of the other Repurchase Documents.

(w) Agency Approvals; Servicing. The Seller shall maintain its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing (each such approval, an “Agency Approval”). Should the Seller, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, or should notification to the relevant Agency or to HUD, FHA or VA be required, the Seller shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, the Seller shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Repurchase Agreement and each outstanding Transaction.

(x) Guarantees. Without the prior written consent of the Buyer, neither Seller shall create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in such Seller’s financial statements or notes thereto; (ii) to the extent the aggregate Guarantees of the Seller do not exceed $10,000,000 (excluding Permitted Guarantees from such calculation); (iii) those as are usual and customary in mortgage warehouse financing or repurchase facilities in the ordinary course of business or (iv) Permitted Guaranties.

(y) Underwriting Guidelines. The Sellers will deliver to the Buyer on or before the effective date of any substantive or material amendment to the Sellers’ Underwriting Guidelines prompt notice of the amended or modified Underwriting Guidelines with appropriate access to such Underwriting Guidelines.

(z) Subordination of Certain Indebtedness. The Sellers will cause any and all debt and obligations of either Seller to any Affiliate (excluding unsecured debt and obligations between the Sellers) or any shareholder, director or officer of either Seller (excluding debt for officer’s or director’s salaries, bonuses, directors’ fees or other compensation for services) or any Affiliate to be Qualified Subordinated Debt by the execution and delivery by such Affiliate or shareholder, director or officer to the Buyer of a Subordination Agreement and the taking of all other steps (if any) required to cause such Indebtedness to be Qualified Subordinated Debt, as defined in this Agreement, and deliver to the Buyer an executed copy of that Subordination Agreement, certified by the corporate secretaries of the Sellers to be true and complete and in full force and effect, as to all such present and future debts and obligations of the Sellers.

(aa) Chief Executive Office; Jurisdiction of Organization. No Seller shall change its jurisdiction of organization from the jurisdiction referred to in Section 11(w) unless it shall have provided Buyer 30 days’ prior written notice of such change.

(bb) Escrow Imbalances. By no later than seven (7) Business Days after becoming aware of any material imbalance in any investor escrow account(s) maintained by a Seller (or any subservicer for it), such Seller will fully and completely correct and eliminate such imbalance.

Section 13. Events of Default; Termination Event.

Section 13.01. Events of Default. If any of the following events (each an “Event of Default”) occur, the Buyer shall have the rights set forth in Section 14, as applicable:

(a) any Seller shall default in the payment of, with respect to any Transaction at any time, any portion of the Purchase Price (including without limitation any amounts due as a result of a Mark to Market) then payable; or

(b) any Seller shall default in the payment of, on or before five (5) Business Days after the due date thereof, (i) any amount payable by it hereunder or under any other Repurchase Document (other than, with respect to any Transaction, any amount due pursuant to 13.01(a) above), (ii) Expenses or (iii) any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise; or

(c) the failure of any Seller to perform, comply with or observe any term, covenant or agreement applicable to such Seller contained in Sections 12(a), (k), (n), (t), (w), (y), (z) or (aa); or

(d) any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by on behalf of any Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value of the Purchased Mortgage Loans; unless (i) any Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(e) any Seller shall fail to observe or perform any other covenant in any material respect or agreement contained in this Repurchase Agreement (and not identified in clause (b) of Section 13) or any other Repurchase Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of 30 days; or

(f) any money judgment, writ or warrant of attachment or similar process involving any Seller in excess of $10,000,000 in the aggregate, shall be entered or filed against any Seller or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder) (unless, in respect of any such case the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of the relevant Seller’s Subsidiaries or such Subsidiary’s property, and such order, case commencement, consent, assignment, inability or failure or admission has no Material Adverse Effect on the Sellers’ ability to fulfill their obligations under this Agreement); or

(g) an Event of Insolvency shall have occurred with respect to any Seller; or

(h) any Repurchase Document shall for whatever reason be terminated or cease to be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms; or

(i) Buyer’s security interest in any material portion of the Repurchase Assets shall become unperfected, of less than a first priority, unenforceable or otherwise impaired; or

(j) failure of the Seller or any of its Subsidiaries to pay any other Indebtedness when due (other than Indebtedness of a consolidated, wholly-owned Subsidiary that is a Special Purpose Entity incurred in connection with Permitted Securitizations), or any default in the payment when due of any principal or interest on any other such Indebtedness or in the payment when due of any contingent obligation; or breach or default with respect to any other material term of any other Indebtedness or of any promissory note, bond, loan agreement, reimbursement agreement, mortgage, indenture or other agreement relating thereto, if the effect of any such failure, default or breach referred to in this Section 13.01(j), is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf if such holder or holders) to cause, Indebtedness of the Seller or any of its Subsidiaries in the aggregate amount of Ten Million Dollars ($10,000,000) or more to become or be declared due before its stated maturity ; or

(k) a Material Adverse Effect shall occur; or

(l) any Seller’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller as a “going concern” or reference of similar import; or

(m) a Change in Control shall have occurred; or

(n) an officer of any Seller shall admit its inability to, or its intention not to, perform any of a Seller’s Obligations hereunder; or

(o) FIC shall lose its tax status as a real estate investment trust as defined in Section 856 of the Code.

Section 13.02. Termination Event(a) .  (a) If the following event (a “Termination Event”) occurs, the Buyer shall have the rights set forth in Section 13.02(b):

(i) the senior debt obligations or short-term debt obligations of Buyer shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any Rating Agency; or

(b) Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer’s obligation to enter into any additional Transactions. The Sellers shall repurchase any Mortgage Loans subject to a Transaction hereunder within 15 days following receipt of a request therefor from Buyer following the occurrence of a Termination Event.

Section 14. Remedies. (a)  If an Event of Default occurs with respect to any Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(i) At the option of the Buyer, exercised by written notice (which may be electronic) to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of the Sellers), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. The Buyer shall (except upon the occurrence of an Event of Insolvency of the Sellers) give notice to the Sellers of the exercise of such option as promptly as practicable.

(ii) If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A) the Sellers’ obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Sellers hereunder and (3) any remaining amounts shall be remitted to the Sellers;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (iii) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C) all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a) which shall be applied to the aggregate unpaid Repurchase Price owed by the Sellers).

(iii) Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Sellers relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Sellers contained in the Repurchase Documents.

(iv) At any time on the Business Day following notice to the Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Sellers have not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets, on a servicing released basis, subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Sellers credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied first to the costs and expenses incurred by the Buyer in connection with the such Seller’s default; second to costs of cover and/or related hedging transactions; third to the Repurchase Price; and fourth to any other outstanding obligation of the Sellers to the Buyer or its Affiliates.

(v) The Sellers shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi) The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b) Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a)(i) and (iv) of this Section, at any time thereafter without notice to the Sellers. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) each Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d) To the extent permitted by applicable law, the Sellers shall be liable to the Buyer for interest on any amounts owing by the Sellers hereunder, from the date the Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by the Sellers or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Sellers to the Buyer under this paragraph 14(d) shall be at a rate equal to the Post-Default Rate.

Section 15. Indemnification and Expenses. (a)  The Sellers and agree to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party, without duplication of Section 7(c) (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Sellers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Sellers of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Sellers, provided, however, that the Sellers shall not be liable for any such expense, loss or damage to the extent resulting from the Indemnified Party’s gross negligence or willful misconduct. The Sellers also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel, provided, however, that the Sellers shall not be liable for any such expense, loss or damage to the extent resulting from the Indemnified Party’s gross negligence or willful misconduct.

(b) The Sellers agree to pay within thirty (30) days when billed by the Buyer all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Sellers agree to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Sections 28 and 29 hereof, the Sellers agree to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Mortgage Loans submitted by the Sellers for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 15(b) and 29 hereof.

(c) The obligations of the Seller from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Sellers.

Section 16. Servicing. (a)  The Sellers, on the Buyer’s behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with all Accepted Servicing Practices. The Seller shall cause the Servicer to (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Mortgage Loan with the then existing servicer in accordance with Section 16(d) hereof.

(b) The Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by the Sellers with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c) Upon the occurrence of an Event of Default, the Sellers shall cause the Servicer to deposit all collections received by the Servicer and sellers on account of the Purchased Mortgage Loans in the Collection Account.

(d) Upon the occurrence of a Default or Event of Default hereunder, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. The Sellers shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(e) If the Sellers should discover that, for any reason whatsoever, any entity responsible to the Sellers by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully the Sellers’ obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Sellers shall promptly notify Buyer.

Section 17. Recording of Communications. The Buyer and the Sellers shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions upon notice to the other party of such recording. The Buyer and the Sellers consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

Section 18. Single Agreement. The Buyer and the Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of the Buyer and the Sellers agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

Section 19. Set-Off. In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Sellers or any Affiliate thereof. The Buyer agrees promptly to notify the Sellers after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 20. Notices and Other Communications. Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 21. Entire Agreement; Severability. This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Buyer and the Sellers with respect to the subject matter they cover and shall supersede any existing agreements, understandings, inducements and conditions, express or implies, oral or written between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, Buyer and the Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 22. Non-Assignability. Without any requirements for further consent of the Sellers, the Buyer may assign any or all of its rights and obligations under the Repurchase Documents to its own Affiliates, and with the prior written consent of the Sellers, which consent will not be unreasonably withheld, conditioned or delayed (provided that if an Event of Default has occurred that the Buyer has not declared in writing to have been cured or waived, then no such consent will be required) and at no cost to the Sellers or the Buyer, the Buyer may assign any or all of its rights and obligations under the Repurchase Documents to any Eligible Assignee; provided that (1) no such assignment to any Eligible Assignee shall result in a buyer’s having a Maximum Committed Purchase Price of less than Ten Million Dollars ($10,000,000), (2) no such consent shall result in there being more than a total of ten (10) buyers (a participant is not a buyer), and (3) each such assignment shall be substantially in the form of Exhibit O, with the assignor to have no further right or obligation with respect to the rights and obligations assigned to and assumed by the Eligible Assignee (“Assignment and Acceptance”). The Sellers agree that, as to any assignment to any Affiliate of Buyer or if the Sellers consent to any such assignment to an Eligible Assignee, the Sellers will cooperate with the prompt execution and delivery of documents reasonably necessary to such assignment process to the extent that the Sellers incur no cost or expense that is not paid by the assigning Buyer. Upon such assignment, the assignee shall be a buyer for all purposes under this Repurchase Agreement and the other Repurchase Documents, if the assignment is an assignment of all of the assignor’s interest in the Mortgage Loan and its security, the assignor shall be automatically released from all of its obligations and liabilities hereunder, and, whether it is such a complete assignment or only a partial assignment, the Maximum Committed Purchase Price shall be adjusted appropriately, and the parties agree to execute an appropriate amendment to this Repurchase Agreement.

If any interest in this Agreement is so transferred to any Person that is organized under the laws of any jurisdiction other than the United States of America or any State thereof, the Buyer shall cause such Person, concurrently with the effectiveness of such transfer, (i) to represent to the Buyer (for the benefit of the Buyer and the Sellers) that under applicable laws no taxes will be required to be withheld by the Sellers or the Buyer with respect to any payments to be made to such Person under this Agreement, (ii) to furnish to each of the Buyer and the Sellers two duly completed copies of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Person claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the Buyer and the Sellers) to provide the Buyer and the Sellers a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Person and to comply from time to time with all applicable laws with regard to such withholding tax exemption.

Subject to acceptance and recording thereof pursuant to the following paragraph of this section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Buyer under this Repurchase Agreement. Any assignment or transfer by the Buyer of rights or obligations under this Repurchase Agreement that does not comply with this Section 22 shall be treated for purposes of this Repurchase Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with the following paragraph of this section.

The Sellers shall maintain a register (the “Register”) on which it will record the Buyer’s rights hereunder, and each Assignment and Acceptance and participation. The Register shall include the names and addresses of the Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect the Sellers’ obligations in respect of such rights. If the Buyer sells a participation in its rights hereunder, it shall provide the Sellers, or maintain as agent of the Sellers, the information described in this paragraph and permit the Sellers to review such information as reasonably needed for the Sellers to comply with its obligations under this Repurchase Agreement or under any applicable Requirement of Law.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Sellers shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Repurchase Documents except as provided in Section 7, (iv) the Buyer shall not sell any participating interest of less than Ten Million Dollars ($10,000,000), (v) the relevant participation agreement shall not permit the participant to transfer, pledge, assign, sell any subparticipation in or otherwise alienate or encumber its participation interest in the Mortgage Loan and (vi) the participant shall not have any rights to approve any amendment, modification or waiver of any Repurchase Documents, except to the extent such amendment, modification or waiver (A) extends the due date for payment of any amount in respect of Purchase Price, Price Differential or fees (other than the Custodian’s fees) under the Repurchase Documents or (B) reduces the Price Differential or the Purchase Price or fees applicable to any Transaction (except such reductions as are contemplated by this Repurchase Agreement). In those cases (if any) where a Buyer grants rights to any of its participants to approve amendments, modifications or waivers of any Repurchase Documents pursuant to the immediately preceding sentence, the Buyer must include a voting mechanism as to all such approval rights in the relevant participation agreement(s) whereby a readily-determinable fraction of such Buyer’s portion of the Transactions (whether held by such Buyer or participated) shall control the vote for the Transactions; provided, that if no such voting mechanism is provided for or is fully and immediately effective, then the vote of the Buyer itself shall be the vote for all of the Transactions.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 22, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Sellers or any of their Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

The Buyer may at any time create a security interest in all or any portion of its rights under this Agreement in favor of any Federal Reserve Bank in accordance with regulations of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning buyer from its obligations hereunder.

In the event the Buyer assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

The Sellers shall not be required to incur any cost or expense incident to any sale to a Person of any interest under this Repurchase Agreement pursuant to this Section and all such costs and expenses shall be for the account of the Buyer selling its rights in the Mortgage Loan to such Person.

Section 23. Tax Treatment. Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as indebtedness of the Sellers that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by the Sellers in the absence of an Event of Default by the Sellers. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 24. Terminability. This Repurchase Agreement may be canceled by either party upon giving written notice to the other except that this Repurchase Agreement shall, notwithstanding such notice, remain applicable to any Transaction then outstanding. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Sellers under Section 15 hereof shall survive the termination of this Repurchase Agreement.

Section 25. GOVERNING LAW. THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 26. SUBMISSION TO JURISDICTION; WAIVERS. BUYER AND EACH SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED;

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e) THE BUYER AND EACH SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 27. No Waivers, etc. No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

Section 28. Netting. If the Buyer and the Sellers are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder,

(a) All amounts to be paid or advanced by one party to or on behalf of the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Repurchase Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

(b) The payment obligations and the payment entitlements of the parties hereto pursuant to this Repurchase Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Repurchase Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

Section 29. Periodic Due Diligence Review. The Sellers acknowledge that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Sellers agree that upon reasonable (but no less than one (1) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Sellers, the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Sellers. The Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Sellers acknowledge that Buyer may purchase Mortgage Loans from the Sellers based solely upon the information provided by the Sellers to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new Appraisals on the related Mortgaged Properties and otherwise regenerating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Sellers agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Sellers. The Sellers further agree that the Sellers shall pay all out of pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 29 (“Due Diligence Costs”), provided that such Due Diligence costs shall not exceed Twenty Five Thousand Dollars ($25,000.00) per calendar year unless an Event of Default shall have occurred, in which event the Buyer shall have the right to perform due diligence, at the sole expense of the Sellers, without regard to the dollar limitation set forth herein.

Section 30. Buyer’s Appointment As Attorney-In-Fact. (a) Each Seller hereby irrevocably constitutes and appoints for so long as the Obligations are outstanding the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, although the Buyer agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that the Buyer has not declared in writing to have been cured or waived. Without limiting the generality of the foregoing, such Seller hereby gives the Buyer the power and right, on behalf of such Seller, without assent by (except as expressly set forth below), but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of such Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against such Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and such Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as such Seller might do.

(b) Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(c) Each Seller also authorizes the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

(d) The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 31. Miscellaneous.

(a) Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b) Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c) Acknowledgment. Each Seller hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(ii) the Buyer has no fiduciary relationship to the Sellers; and

(iii) no joint venture exists between the Buyer and the Sellers.

(d) Documents Mutually Drafted. The Sellers and Buyer agree that this Repurchase Agreement each other Repurchase Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

Section 32. Confidentiality. The Buyer and each Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby, and Seller’s Mortgagor information in the possession of Buyer (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) except with respect Seller’s Mortgagor information in the possession of Buyer, if an Event of Default has occurred and is continuing and the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer’s rights hereunder. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment other than the name of the parties or any other persons, and any pricing terms (including, without limitation, the Pricing Rate, Commitment Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions. The provisions set forth in this Section 32 shall survive the termination of this Repurchase Agreement.

Section 33. Intent. (a)  The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) This Repurchase Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

Section 34. Disclosure Relating to Certain Federal Protections. The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

Section 35. Conflicts. In the event of any conflict between the terms of this Repurchase Agreement and any other Repurchase Document, the documents shall control in the following order of priority: first, the terms of this Repurchase Agreement shall prevail and then the terms of the Repurchase Documents shall prevail.

Section 36. Authorizations. Any of the persons whose signatures and titles appear on Schedule II are authorized, acting singly, to act for the Sellers or Buyer, as the case may be, under this Repurchase Agreement.

Section 37. Acknowledgement of Anti Predatory Lending Practices. Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

Section 38. General Interpretive Principles. For purposes of this Repurchase Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Repurchase Agreement have the meanings assigned to them in this Repurchase Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Repurchase Agreement;

(d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Repurchase Agreement as a whole and not to any particular provision;

(f) the term “include” or “including” shall mean without limitation by reason of enumeration;

(g) all times specified herein or in any other Repurchase Document (unless expressly specified otherwise) are Central times unless otherwise stated; and

(h) all references herein or in any Repurchase Document to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

Section 39. Joint and Several. Each Seller shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of each Seller under this Repurchase Agreement. Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon such Seller’s joint and several liability. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against such Seller, Buyer may, but shall be under no obligation to, pursue such rights and remedies hereunder against such Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against such Seller.

Section 40. Commitment Fee. No later than the Payment Date immediately prior to the end of such calendar quarter, Sellers shall pay in immediately available funds to Buyer the Commitment Fee. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at an account designated by Buyer. If the Maximum Committed Purchase Price shall be increased or decreased from time to time either pursuant to a provision of this Repurchase Agreement or by separate agreement between the Sellers and the Buyer (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Commitment Fee shall be required), the amount of the Commitment Fee paid in advance for the three-month period in which the effective date of the amendment producing such increase or decrease occurs shall be adjusted for the unexpired portion of that three-month period by a cash refund by the Buyer to the Sellers or a cash payment by the Sellers to the Buyer. Each calculation by the Buyer of the amount of the Commitment Fee shall be conclusive absent manifest error. The Sellers shall pay to the Buyer on demand any deficiency in payment by the Sellers of the Commitment Fee.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

JPMORGAN CHASE BANK, N.A.

By: /s/ Mark Wegener
Name:
Title:

Address for Notices:

JPMorgan Chase Bank, N.A.

131 South Dearborn
Chicago, Illinois 60670
Attention: Mark Wegener
Telecopier No.: 312-325-3173
Telephone No.: 312-732-3953

SELLER:

FIELDSTONE INVESTMENT CORPORATION

By: /s/ Mark C. Krebs
Name: Mark C. Krebs
Title: Sr. Vice President & Treasurer

Address for Notices:

Fieldstone Investment Corporation

11000 Broken Land Parkway
Columbia, Maryland 21044
Attention: Mark Krebs
Telephone: (410) 772-7275
Fax: (443) 367-2172
email: mkrebs@fmcmortgage.com

SELLER:

FIELDSTONE MORTGAGE COMPANY

By: /s/ Mark C. Krebs
Name: Mark C. Krebs
Title: Sr. Vice President & Treasurer

Address for Notices:

Fieldstone Mortgage Company

11000 Broken Land Parkway
Columbia, Maryland 21044
Attention: Mark Krebs
Telephone: (410) 772-7275
Fax: (443) 367-2172
email: mkrebs@fmcmortgage.com

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

The Sellers represent and warrant the following to the Buyer, with respect to each Mortgage Loan, as of the Purchase Date for the purchase of any Purchased Mortgage Loans by the Buyer from the Sellers and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the Sellers have taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of the Sellers’ knowledge, if it is discovered by either Seller or the Buyer that the substance of such representation and warranty is materially inaccurate, notwithstanding the Sellers’ lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a) Description. The information set forth on the Mortgage Loan Schedule is complete, true and correct in all material respects as of the date of the origination of each such Mortgage Loan.

(b) No Defenses. No Mortgage Loan is subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

(c) Original Terms Unmodified. Except as otherwise disclosed by written instruments included in the related documents required to be held by the Custodian pursuant to the Custodial Agreement with respect to such Mortgage Loan (the “Mortgage File”), the Sellers have not impaired, waived, altered or modified the related Mortgage or Mortgage Note in any material respect, and, if waived, altered or modified, the substance of any such waiver, alteration or modification has been approved by the insurer under the PMI Policy, if any, and the title insurer, to the extent required by the related policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, and which assumption agreement is included in the Mortgage File delivered to Buyer or its designee (including Custodian) and the terms of which are reflected in the Mortgage Loan Schedule.

(d) No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item that remains unpaid and that has been assessed but is not yet due and payable. Sellers have not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is greater, to the day that precedes by one month the Due Date of the first installment of principal and interest. No foreclosure proceedings are pending against the Mortgaged Property and no material litigation or lawsuit relating to the Mortgage Loan is pending.

(e) Title Insurance. Each Mortgage Loan is covered by either (i) a mortgage title insurance policy or other generally acceptable form of insurance policy customary in the jurisdiction where the Mortgaged Property is located or (ii) if generally acceptable in the jurisdiction where the Mortgaged Property is located, an attorney’s opinion of title given by an attorney licensed to practice law in the jurisdiction where the Mortgaged Property is located. All of the Sellers’ rights under such policies, opinions or other instruments shall be deemed to be transferred and assigned to the Buyer upon transfer and pledge of the Mortgage Loans hereunder. The title insurance policy has been issued by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located, insuring the original lender, its successor and assigns, as to the first or second priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject to the exceptions contained in such policy. Each Seller is the sole insured of such mortgagee title insurance policy, and such mortgagee title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by the Agreement. The Sellers have not made and have no knowledge of any claims made under such mortgagee title insurance policy. The Sellers are not aware of any action by a prior holder and the Sellers have not done, by act or omission, anything which could impair the coverage or enforceability of such mortgagee title insurance policy or the accuracy of such attorney’s opinion of title.

(f) Hazard Insurance. The Mortgage Loan obligates the Mortgagor thereunder to maintain a hazard insurance policy (“Hazard Insurance”) in an amount at least equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements which are part of such Mortgaged Property on a replacement cost basis and (ii) the outstanding principal balance of the Mortgage Loan, in either case in an amount sufficient to avoid the application of any “co-insurance provisions”, and, if it was in place at origination of the Mortgage Loan, flood insurance, at the Mortgagor’s cost and expense. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency (“FEMA”) as having special flood hazards, a flood insurance policy is in effect which met the requirements of FEMA at the time such policy was issued. The Mortgage obligates the Mortgagor to maintain the Hazard Insurance and, if applicable, flood insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. The Mortgaged Property is covered by Hazard Insurance. Each Seller has obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer.

(g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including , but not limited to, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws applicable to the Mortgage Loan have been complied with, and Sellers shall maintain in one or both of their possession, available for Buyer’s inspection, and shall deliver to Buyer upon demand, evidence of compliance with all such requirements.

(h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated (except in the case of a Second Lien Mortgage Loan, to the first Mortgage Loan) or rescinded, in whole or in part (except for a release that does not materially impair the security of the Mortgage Loan or a release the effect of which is reflected in the loan-to-value ratio for the Mortgage Loan as set forth in the Mortgage Loan Schedule), and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Sellers have not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor have Sellers waived any default resulting from any action or inaction by the Mortgagor.

(i) Location and Type of Mortgage Property. The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of either (i) a single parcel of real property or (ii) more than one parcel of real property (as determined for tax purposes only) which parcels are contiguous and are subject to a single deed or title, in each case with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise or high-rise condominium project, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings, or a manufactured dwelling attached to a permanent foundation, or an individual unit in a planned unit development or a townhouse. No residence or dwelling is a mobile home.

(j) Valid First or Second Lien. The related Mortgage is a valid, subsisting and enforceable first lien or second lien on the related Mortgaged Property, including but not limited to, all building on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage, to the best of the Sellers’ knowledge, is subject only to:

(i) the lien of current real property taxes and assessments not yet due and payable;

(ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally or specifically reflected or considered in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and referred to or otherwise considered in the appraisal made in connection with the origination of the related Mortgage Loan or that do not adversely affect the appraisal value of the Mortgaged Property set forth in such appraisal;

(iii) in the case of a Mortgaged Property that is a condominium or an individual unit in a planned unit development, liens for common charges permitted by statute;

(iv) if the Mortgage Loan is secured by a second mortgage lien on the Mortgaged Property (and represented on the Mortgage Schedule as such), the lien of the first Mortgage; and

(v) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the property described therein and the Sellers have full right to pledge and assign the same to the Buyer or its designee (including Custodian).

(k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties.

(l) Full Disbursement of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no requirement for future advances thereunder and there is no obligation for the mortgagee to advance additional funds thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefore have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(m) Ownership. Sellers are the sole owners of record and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged except as provided in this Agreement, and Sellers have good and marketable title thereto, and have full right to pledge and assign the Mortgage Loan to Buyer or its designee (including Custodian) free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and have full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement.

(n) Doing Business. All parties that have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state where the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state or (D) not doing business in such state; provided, if a warehouse lender that was the assignee of the Mortgage Loans was not authorized to do business in the jurisdiction where the Mortgaged Property is located, the Sellers represent and warrant that the financing of the Mortgage Loan and the holding of an interest in the Mortgage Loan by the warehouse lender did not constitute doing business in that jurisdiction.

(o) No Defaults. Other than a payment default, there is no material default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, and neither Sellers nor their respective successors have waived any default, breach, violation or event of acceleration.

(p) No Mechanics’ Liens. To the best of Sellers’ knowledge, there are no mechanics’ liens or similar liens or claims that have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(q) Location of Improvements; No Encroachments. Except as may be expressly noted and considered in the appraisal of the Mortgaged Property, all improvements that were considered in determining the appraised value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property unless there exists in the Mortgage File a title policy with endorsements which insure against losses sustained by the insured as a result of such encroachments. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(r) Origination. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority.

(s) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(t) Occupancy of the Mortgaged Property. To the best of the Sellers’ knowledge, (i) as of the Purchase Date, the Mortgaged Property is lawfully occupied under applicable law and (ii) all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Sellers have not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

(u) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage.

(v) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(w) Transfer of Mortgage Loans. Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(x) Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(y) No Buydown Provisions; No Graduated Payments or Contingent Interests. Except with respect to Agency Mortgage Loans, the Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Sellers, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provisions. The Mortgage Loan is not a graduated payment mortgage loan (except with respect to a 40/30 Mortgage Loan or a 30/15 Mortgage Loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(z) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second lien priority, as the case may be, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(aa) No Condemnation Proceedings; Mortgaged Property Undamaged. To the best of the Sellers’ knowledge, there is no proceeding pending for the total or partial condemnation and no eminent domain proceedings pending affecting any Mortgaged Property. Except as set forth in the appraisal which forms part of the related Mortgage File, the Mortgaged Property, normal wear and tear excepted, is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect materially and adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

(bb) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and the Sellers with respect to the Mortgage Loan have been operated in all respects in accordance with industry custom and practice, applicable laws and regulations and have been legally and properly operated. With respect to escrow deposits and escrow payments (other than with respect to each Second Lien Mortgage and for which the mortgagee under the first lien is collecting escrow payments), all such payments are in the possession of, or under the control of, one or both of the Sellers and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law. If an escrow of funds has been established, it is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or escrow payments or other charges or payments due Sellers have been capitalized under the Mortgage or the Mortgage Note. All mortgage interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited.

(cc) Appraisal. Unless indicated in the Sellers’ Underwriting Guidelines, the Mortgage File for each Mortgage Loan contains an appraisal of the related Mortgaged Property indicating an appraised value equal to the appraised value identified for such Mortgaged Property on the Mortgage Loan, which appraisal is either (i) with respect to Conforming Mortgage Loans only, an automated appraisal acceptable to an Agency or (ii) signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by Sellers, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof and the appraiser and appraisal both satisfy the requirements of Title XI of the Federal Institutions Reform, Recovery and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

(dd) Servicemembers Civil Relief Act. The Mortgagor has not notified Sellers, and Sellers have no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(ee) LTV, PMI Policy. No Mortgage Loan has an LTV or CLTV in excess of 100%. Each Mortgage Loan (other than a Subprime Mortgage Loan) with an LTV at origination in excess of 80% is and will be subject to a PMI Policy, issued by a Qualified Insurer, which insures that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property required by Fannie Mae. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith. Except with respect to Agency Mortgage Loans, FHA Loans and VA Loans, the Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium;

(ff) Payment Terms. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed and the Mortgage Note is payable on the first day of each month. As to each fixed rate Mortgage Loan, interest is calculated on the Mortgage Note on the basis of twelve 30-day months and a 360-day year, and, as to each adjustable rate Mortgage Loan, interest is calculated on the Mortgage Note on the basis of the number of days in the related interest accrual period. The origination date is no earlier than ninety (90) days prior to the related Purchase Date.

(gg) No Bankruptcy of Mortgagor. None of the Mortgage Loans are subject to a bankruptcy plan. To the best of the Sellers’ knowledge, since the date of origination of the Mortgage Loan, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws. There is no homestead or other exemption available to the Mortgagor that would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(hh) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property.

(ii) Underwriting Guidelines. Each Mortgage Loan has been underwritten in all material respects in accordance with the related Underwriting Guidelines in effect at the time the Mortgage Loan was originated or purchased by the Sellers.

(jj) Condominium/Planned Unit Developments. If the Mortgaged Property is a condominium or a planned unit development (other than a de minimus planned unit development), such condominium or planned unit development project meets the Underwriting Guidelines.

(kk) Non-Eligible Mortgage Loans. No Mortgage Loan (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), or (b) is a High Cost Mortgage Loan.

(ll) Environmental Actions. To the best of the Sellers’ knowledge, the Mortgaged Property is in material compliance with all applicable local, state and federal environmental laws, rules or regulations pertaining to environmental hazards including, without limitation, asbestos, and neither the Sellers nor, to the best of the Sellers’ knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law nor is there any pending action or proceeding directly involving any Mortgaged Property of which the Sellers are aware in which compliance with any environmental law, rule or regulation is an issue.

(mm) Documents Genuine. To the best of the Sellers’ knowledge, such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a “closed” loan fully funded by the Sellers.

(nn) FHA Mortgage Insurance; VA Loan Guaranty. With respect to the FHA Loans, the FHA Mortgage Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance. With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set-off or defense. Each FHA Loan and VA Loan was originated in accordance with the criteria of an Agency for purchase of such Mortgage Loans.

(oo) Primary Mortgage Guaranty Insurance. Each Mortgage Loan which is represented to the Buyer to have, or to be eligible for, FHA insurance is insured, or eligible to be insured, pursuant to the National Housing Act. Each Mortgage Loan which is represented by the Sellers to be guaranteed, or to be eligible for guaranty, by the VA is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code. As to each FHA insurance certificate or each VA guaranty certificate, the Sellers have complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance or FHA insurance applicable to the Mortgage Loans or any VA guaranty with respect to the Mortgage Loans.

(pp) Tax and Property Descriptions. To the best of the Sellers’ knowledge, except as disclosed to the Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed. Each Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of the Sellers’ knowledge, except as disclosed to the Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed. Each Seller has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer. Each Seller has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer.

(qq) Recordation. Each original Mortgage was or shall be recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Buyer) have been or shall be recorded in the appropriate jurisdictions where such recordation is necessary to perfect the lien thereof as against creditors of the Sellers, or is in the process of being recorded

(rr) Takeout Commitment. Each Takeout Commitment is a legal, valid and binding obligation of the Sellers enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(ss) No Fraud. There was no fraud involved in the origination of the Mortgage Loan by the mortgagee or, to the Sellers’ knowledge, by the Mortgagor, any appraiser or any other party involved in the origination of the Mortgage Loan.

(tt) Interest. The Mortgage Loan bears interest at the mortgage interest rate and the Mortgage Note does not permit negative amortization. None of the Mortgage Loans are simple interest Mortgage Loans.

(uu) No Balloon Payment. Other than with respect to a 40/30 Mortgage Loan or a 30/15 Mortgage Loan, no Mortgage Loan has a balloon payment feature.

(vv) Prepayment Penalty. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller, and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan.

(ww) No Single-Premium Credit Insurance Policies. None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies.

(xx) Government Subsidy Program. No Mortgage Loan is subject to any governmental subsidy program.

(yy) Regarding the Mortgagor. The Mortgagor is one or more natural persons, and no Mortgagor is an Affiliate, officer or director of any Seller or any Affiliate of any Seller.

(zz) Original Principal Balance. No Mortgage Loan has an original principal balance greater than $1.5 million.

(aaa) Credit Rating. No Mortgage Loan has a “D” credit grade or lower under the Underwriting Guidelines.

(bbb) Warehousing. No Mortgage Loan was previously warehoused with any other Person, whether under a lending arrangement or an arrangement involving a sale in contemplation of a subsequent further sale to (or securitization by) a secondary mortgage market purchaser.

(ccc) Sale and Transfer. Neither Seller nor their Affiliates sold and transferred, or attempted to sell and transfer, such Mortgage Loan to any other Person; provided that this provision shall not be construed or applied to disqualify a Purchased Mortgage Loan simply because it was purchased by a Seller out of a pool of serviced Mortgage Loans or from a whole loan investor for whose Mortgage Loans such Seller is a servicer pursuant to the Seller’s (or an Affiliate’s) obligation or election as servicer to do so.

(ddd) Alt-A Mortgage Loans. No Alt-A Mortgage Loan has a CLTV greater than 95% or a FICO score less than 600.

(eee) Takeout Commitments. Every Purchased Mortgage Loan that is a Jumbo Mortgage Loan, Super Jumbo Mortgage Loan or Conforming Mortgage Loan is subject to a Takeout Commitment.